                                               Filed Pursuant to Rule 424(b)(2)
                                                       Registration # 333-63480

Prospectus supplement
To prospectus dated September 24, 2001

[LOGO]


Constellation Brands, Inc.

$250,000,000
8 1/8% Senior Subordinated Notes due 2012

Interest on the notes will be payable on January 15 and July 15 of each year, beginning July 15, 2002. The notes will mature on January 15, 2012. Interest will accrue from January 23, 2002.

We may redeem the notes, in whole or in part, at any time prior to their maturity on or after January 15, 2007 at the redemption prices described herein. In addition, at any time on or before January 15, 2005, we may redeem up to 35% of the notes with the net cash proceeds of certain equity offerings at the redemption prices described herein. If we sell certain of our assets or experience specific kinds of changes in control, we must offer to repurchase the notes.

The notes will be unsecured and subordinated in right of payment to all of our existing and future senior indebtedness. The notes will be guaranteed on a senior subordinated unsecured basis by each of our subsidiaries that guarantee any of our other indebtedness or other indebtedness of the guarantors of the notes. If we fail to make payments on the notes, our subsidiary guarantors must make them instead.

See "Risk factors" beginning on page S-5 for a discussion of certain risks that you should consider in connection with an investment in the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters have agreed to purchase the notes from us at 98.88% of their principal amount for total proceeds to us of $247,200,000, before deducting expenses. The underwriters propose to offer the notes from time to time for sale in one or more negotiated transactions, or otherwise, at varying prices to be determined at the time of each sale.

The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.

The underwriters expect to deliver the notes to purchasers on or about January 23, 2002 through The Depository Trust Company.

Sole Book-Running
    Manager

JPMorgan
               Deutsche Banc Alex. Brown
                                       Salomon Smith Barney
                                                                    UBS Warburg

Barclays Capital  Fleet Securities, Inc.                  Scotia Capital

The date of this prospectus supplement is January 17, 2002.

   This prospectus supplement and the accompanying prospectus dated September 24, 2001, relate to the offer and sale by us of our 8 1/8% Senior Subordinated Notes due 2012. You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Neither we nor the underwriters have authorized anyone to provide you with different information. We are not making an offer to sell these securities in any state where the offer is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement.

                                 -------------

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                                                  Page
                                                                  ----
          Prospectus Supplement Summary..........................  S-1
          Risk Factors...........................................  S-5
          Use of Proceeds........................................  S-9
          Capitalization.........................................  S-9
          Description of the Notes............................... S-10
          The Guarantors......................................... S-44
          Certain United States Federal Income Tax Considerations S-44
          Underwriting........................................... S-47
          Legal Opinions......................................... S-48
          Experts................................................ S-48
          Available Information.................................. S-48
          Incorporation of Certain Documents by Reference........ S-48

                                   Prospectus

          Constellation Brands, Inc..............................    1
          The Guarantors.........................................    1
          Risk Factors...........................................    1
          Use of Proceeds........................................    6
          Dividend Policy........................................    6
          Ratio of Earnings to Fixed Charges.....................    6
          Description of Debt Securities.........................    6
          Description of Preferred Stock.........................   12
          Description of Depositary Shares.......................   13
          Description of Class A Common Stock....................   15
          Plan of Distribution...................................   17
          Legal Opinions.........................................   18
          Experts................................................   18

                                 -------------

               INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus supplement and the accompanying prospectus contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, that could cause actual results to differ materially from those set forth in, or implied by, our forward-looking statements. All statements other than statements of historical facts included in this prospectus supplement and the accompanying prospectus, including the statements under "Prospectus Supplement Summary," regarding our business strategy, future operations, financial position, estimated revenues, projected costs, prospects, plans and objectives of management, as well as information concerning expected actions of third parties, are forward-looking statements. When used in this prospectus supplement and the accompanying prospectus, the words "anticipate," "intend," "estimate," "expect," "project" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. All forward-looking statements speak only as of the date of this prospectus supplement. Neither we nor the underwriters undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Important factors that could cause our actual results to differ materially from our expectations, or "cautionary statements," are disclosed under "Risk Factors" and elsewhere in this prospectus supplement and the accompanying prospectus. The cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

                                  CURRENCIES

   In this prospectus supplement references to "dollars" and "$" are references to U.S. dollars, and references to "U.S." are references to the United States of America. In addition, references to "pounds sterling," "sterling" and "(Pounds)" are references to the United Kingdom currency. Any translations in this prospectus supplement should not be construed as representations that the amounts in pounds sterling actually represent U.S. dollar amounts or could be converted into U.S. dollars at the rate indicated in this prospectus supplement or at any other rate.

                             INTELLECTUAL PROPERTY

   We own or have rights to various trademarks, copyrights and trade names used in our business including the following: Alice White, Almaden, Arbor Mist, Blackthorn, Black Velvet, Canadian Ltd, Columbia, Cook's, Covey Run, Diamond White, Dunnewood, Estancia, Estate Cellars, Fleischmann's, Fleischmann's Royal, Fleischmann's Schenley, Franciscan, Franciscan Oakville Estate, Gaymor's Olde English, Golden Wedding, Grant's of St. James, Inglenook, J. Roget, K cider, MacNaughton, Marcus James, McMaster's, Montezuma, Motif, Mr. Boston, Mystic Cliffs, Nectar Valley, Oakville Estate, OFC, Paul Masson, Paul Masson Grande Amber Brandy, QC, Ravenswood, St. Regis, Ste. Chapelle, Simi, Stone's, Stowells of Chelsea, Talus, Taylor, Triple Crown and Vendange. This prospectus supplement, the accompanying prospectus, and the documents incorporated by reference also include trademarks, service marks and trade names of other companies.

                         PROSPECTUS SUPPLEMENT SUMMARY

   The following summary highlights selected information from this prospectus supplement, the accompanying prospectus and the documents incorporated by reference and may not contain all the information that is important to you. We encourage you to read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in their entirety. Unless we indicate otherwise, the terms "Company," "we," "us" and "our" refer to Constellation Brands, Inc. together with its subsidiaries. Constellation Brands, Inc. is a Delaware corporation that was incorporated on December 4, 1972. On September 19, 2000, the Company changed its name to Constellation Brands, Inc. from Canandaigua Brands, Inc. On April 10, 2001, the Board of Directors of the Company approved a two-for-one stock split of our class A common stock and class B common stock, which was distributed in the form of a stock dividend on May 14, 2001.

                          Constellation Brands, Inc.

   We are a leader in the production and marketing of beverage alcohol brands in North America and the United Kingdom. As the second largest supplier of wine, the second largest marketer of imported beer and the fourth largest supplier of distilled spirits, we are the largest single-source supplier of these products in the United States. In the United Kingdom, we are a leading marketer of wine, the second largest producer and marketer of cider and a leading independent drinks wholesaler. With our broad product portfolio, we believe we are distinctly positioned to satisfy an array of consumer preferences across all beverage alcohol categories. Leading brands in our portfolio include Franciscan Oakville Estate, Simi, Estancia, Ravenswood, Corona Extra, Modelo Especial, St. Pauli Girl, Almaden, Arbor Mist, Talus, Vendange, Alice White, Black Velvet, Fleischmann's, Schenley, Ten High, Stowells of Chelsea, Blackthorn and K.

   Our products are distributed by more than 1,000 wholesale distributors in North America. In the United Kingdom, we distribute our branded products and those of other companies to more than 16,500 customers. We operate 30 production facilities throughout the world and purchase products for resale from other producers.

   Since our founding in 1945 as a producer and marketer of wine products, we have grown through a combination of internal growth and acquisitions. Our internal growth has been driven by leveraging our existing portfolio of leading brands, developing new products, new packaging and line extensions, and focusing on the faster growing sectors of the beverage alcohol industry. Since 1991, we have successfully integrated a number of major acquisitions that have broadened our portfolio and increased our market share, net sales and cash flow. For the twelve months ended November 30, 2001, our net sales and earnings before interest, taxes, depreciation and amortization ("EBITDA") were $2.7 billion and $405.5 million, respectively.

                                 The Offering

Issuer................ Constellation Brands, Inc.

Securities Offered.... $250,000,000 aggregate principal amount of 8 1/8% Senior
                       Subordinated Notes due 2012.

Maturity Date......... January 15, 2012.

Interest Payment Dates January 15 and July 15 of each year, commencing July 15, 2002.

Optional Redemption... We will have the right to redeem the notes, in whole or in part, at any time on or after January 15, 2007 at the redemption prices set forth under "Description of the Notes--Optional Redemption,"
                       together with accrued and unpaid interest, if any, to the date of redemption. In addition, at any time before January 15, 2005, we may redeem up to 35% of the aggregate principal amount of the notes with the net cash proceeds of certain equity offerings at a redemption price equal to 108.125% of the principal amount to be redeemed, together with accrued and unpaid interest, if any, to the date of redemption, provided that at least 65% of the aggregate principal amount of the notes remains outstanding immediately after the redemption.

Change of Control..... Upon the occurrence of a "Change of Control," each holder of the notes will have the right to require us to repurchase such holder's notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase.

Guarantees............ The notes will be fully and unconditionally guaranteed on an unsecured, senior subordinated basis by each of our subsidiaries that guarantee any of our other indebtedness or other indebtedness of the guarantors of the notes.

Ranking............... The notes will be unsecured and:

                       . subordinate in right of payment to all of our existing and future senior indebtedness;

                       . equal in right of payment with all of our senior subordinated indebtedness; and

                       . senior in right of payment to all of our subordinated
                         indebtedness.

                       Similarly, the guarantees of the notes provided by our subsidiaries will be subordinate in right of payment to all existing and future indebtedness of the applicable guarantor that is deemed to be senior indebtedness under the indenture governing the notes, equal in right of payment with any future debt of the applicable guarantor that is senior subordinated indebtedness and senior in right of payment to all debt of the applicable guarantor that is subordinated
                       indebtedness.

                      As of November 30, 2001, our outstanding indebtedness that would have been deemed to be senior indebtedness would have been approximately $1.1 billion (excluding unused commitments under our senior credit facility).

Restrictive Covenants The indenture relating to the notes will contain certain covenants, including, but not limited to, covenants with respect to the following matters:

                      . limitation on indebtedness;

                      . limitation on restricted payments;

                      . limitation on transactions with affiliates;

                      . limitation on senior subordinated indebtedness;

                      . limitation on liens;

                      . limitation on sale of assets;

                      . limitation on issuances of guarantees;

                      . limitation on subsidiary capital stock;

                      . limitation on dividends and other payment restrictions affecting subsidiaries; and

                      . restrictions on consolidations, mergers and the sale of assets.

Use of Proceeds...... We estimate that the net proceeds from this offering will be approximately $246.7 million. We intend to use these proceeds to redeem, and to pay accrued and unpaid interest due on, all of our outstanding 8 3/4% Senior Subordinated Notes due 2003. We will use the remaining proceeds to repay a portion of the outstanding indebtedness under our senior credit facility. See "Use of Proceeds."

   Our principal executive offices are located at 300 WillowBrook Office Park, Fairport, New York 14450, and our telephone number is 585-218-2169. We maintain a website at http://www.cbrands.com. The information on our website is not part of this prospectus supplement or the accompanying prospectus.

                Summary Historical Consolidated Financial Data

   The following table sets forth our summary income statement data for each of the nine month periods ended November 30, 2001 and 2000, and for each of the three fiscal years in the period ended February 28, 2001, and our summary balance sheet data as of November 30, 2001. The income statement data for the three fiscal years in the period ended February 28, 2001, have been derived from our audited historical financial statements incorporated by reference into this prospectus supplement. The income statement data for the nine month periods ended November 30, 2001 and 2000, and the balance sheet data as of November 30, 2001, have been derived from our unaudited historical financial statements incorporated by reference into this prospectus supplement. "Other Data" below, not directly derived from our historical financial statements, have been presented to provide additional analysis. The summary historical consolidated financial data below reflect results of Matthew Clark since December 1, 1998, results of the Black Velvet assets (including Black Velvet, production facilities located in Alberta and Quebec, Canada, case goods and bulk whiskey inventories and other related assets from affiliates of Diageo plc) since April 9, 1999, results of the Franciscan Estates and Simi acquisitions since June 4, 1999, results of the Turner Road Vintners assets (including Vendage, Nathanson Creek, Heritage, and Talus, working capital (primarily inventories), two wineries in California, and other related assets from Sebastiani Vineyards, Inc. and Tuolomne River Vintners Group) since March 5, 2001, results of the Corus assets (including certain wine brands, wineries, working capital (primarily inventories) and other related assets from Corus Brands, Inc.) since March 26, 2001, and results of Ravenswood Winery, Inc. since July 2, 2001.

   In the opinion of our management, the unaudited interim data include all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the data for such periods. Interim results for the nine month periods ended November 30, 2001 and 2000, are not necessarily indicative of results that can be expected in future periods.

   For purposes of the table below, EBITDA is defined as net income before interest expense, income taxes, depreciation and amortization, losses on disposal of fixed assets, and nonrecurring and onetime charges. Management believes that EBITDA is a measure commonly used by analysts and investors to determine a company's ability to service and incur debt. Accordingly, this information has been presented to permit a more complete analysis. EBITDA should not be considered as a substitute for net income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. EBITDA margin is computed as EBITDA as a percentage of net sales. For the purpose of calculating the ratio of earnings to fixed charges, "earnings" represent income before provision for income taxes plus fixed charges. "Fixed charges" consist of interest expensed and capitalized, amortization of debt issuance costs, amortization of discount on debt and the portion of rental expense management believes is representative of the interest component of lease expense.

                                                      For the          For the      For the      For the
                                                 Nine Months Ended    Year Ended   Year Ended   Year Ended
                                                   November 30,      February 28, February 29, February 28,
                                               --------------------  ------------ ------------ ------------
                                                 2001       2000         2001         2000         1999
                                               ---------  ---------  ------------ ------------ ------------
                                                    (unaudited)
                                                                      (in millions)
Income Statement Data:
 Net sales.................................... $ 2,147.0  $ 1,852.6    $2,396.7     $2,340.5     $1,497.3
 Gross profit.................................     698.0      592.6       757.5        722.5        448.0
 Selling, general and administrative expenses.    (430.3)    (379.2)     (486.6)      (481.9)      (299.5)
 Operating income.............................     267.7      213.4       270.9        235.1        145.9
 Interest expense, net........................     (86.4)     (81.8)     (108.7)      (106.1)       (41.5)
 Net income...................................     109.4       79.0        97.3         77.4         50.5

Other Data:
 EBITDA....................................... $   332.8  $   270.4    $  343.6     $  305.3     $  188.3
 EBITDA margin................................     15.5 %     14.6 %       14.3%        13.0%        12.6%
  Depreciation and amortization............... $    64.0  $    55.1    $   70.4     $   64.7     $   38.6
 Amortization of intangible assets............      24.0       19.3        25.8         23.8         11.3
  Ratio of earnings to fixed charges..........      3.0x       2.5x        2.4x         2.1x         3.2x

                                                          As of
                                                      November 30,
                                                          2001
                                                      -------------
                                                       (unaudited)
                                                      (in millions)
            Balance Sheet Data:
             Working capital.........................   $  589.8
             Total assets............................    3,127.5
             Long-term debt, less current maturities.    1,259.1
             Total debt..............................    1,498.6
             Total stockholders' equity..............      905.3

                                 RISK FACTORS

   Before you buy any of the notes offered by this prospectus supplement and the accompanying prospectus, you should be aware that there are various risks, including those described below and in the accompanying prospectus. You should consider carefully these risk factors together with all of the other information in this prospectus supplement and the accompanying prospectus, including the section "Risk Factors," which begins on page 1 of the accompanying prospectus, and the documents that are incorporated by reference before you decide to acquire any notes.

Our indebtedness could have a material adverse effect on our financial health.

   We have incurred substantial indebtedness to finance our acquisitions and we may incur substantial additional indebtedness in the future to finance further acquisitions. As of November 30, 2001, we had approximately $1.5 billion of indebtedness outstanding, which does not include approximately $125.9 million of revolving loans we had available to draw under our senior credit facility. Our ability to satisfy our debt obligations outstanding from time to time will depend upon our future operating performance, which is subject to prevailing economic conditions, levels of interest rates and financial, business and other factors, many of which are beyond our control. Therefore, there can be no assurance that our cash flow from operations will be sufficient to meet all of our debt service requirements and to fund our capital expenditure requirements.

   Our current and future debt service obligations and covenants could have important consequences to you if you purchase the notes offered by this prospectus supplement. These consequences may include the following:

    . our ability to obtain financing for future working capital needs or acquisitions or other purposes may be limited;

    . a significant portion of our cash flow from operations will be dedicated to the payment of principal and interest on our indebtedness, thereby reducing funds available for operations;

    . our ability to conduct our business could be limited by restrictive covenants; and

    . we may be more vulnerable to adverse economic conditions than our less leveraged competitors and, thus, may be limited in our ability to withstand competitive pressures.

   The restrictive covenants in our senior credit facility and the indentures under which our debt securities are issued include, among others, those restricting additional liens, additional borrowing, the sale of assets, changes of control, the payment of dividends, transactions with affiliates, the making of investments and certain other fundamental changes. Our senior credit facility also contains restrictions on acquisitions and certain financial ratio tests including a debt coverage ratio, a senior debt coverage ratio, a fixed charges ratio and an interest coverage ratio. These restrictions could limit our ability to conduct business. A failure to comply with the obligations contained in the senior credit facility or the indentures could result in an event of default under such agreements, which could require us to immediately repay the related debt and also debt under other agreements that may contain cross-acceleration or cross-default provisions.

Your right to receive payments on the notes is junior to our senior credit facility and other unsubordinated indebtedness, and the guarantees of our guarantors are junior to all of our guarantors' unsubordinated indebtedness.

   According to the indenture under which the notes will be issued the payment of the principal, any premium and interest on the notes and each guarantee of the notes is subordinate in right of payment to the prior payment in full of all our senior indebtedness or the senior indebtedness of the applicable guarantor. Our senior indebtedness includes our obligations under, and the guarantors' guarantees of our obligations with respect to, our senior credit facility and our outstanding senior notes.

   As a result, upon any distribution to our creditors or the creditors of the guarantors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the guarantors of our or their property, the holders of our senior indebtedness and the senior indebtedness of the guarantors will be entitled to be paid in full in cash before any payment may be made with respect to these notes or the guarantees.

   In addition, all payments on the notes and the guarantees will be blocked in the event of a payment default on senior indebtedness and may be blocked for certain periods of time in the event of certain nonpayment defaults on senior indebtedness.

   In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the guarantors, holders of notes will participate with all other holders of our senior subordinated indebtedness and the senior subordinated indebtedness of the guarantors in the assets remaining after we and the guarantors have paid all of our senior indebtedness. However, because the indenture requires that amounts otherwise payable to holders of notes in a bankruptcy or similar proceeding be paid to holders of senior indebtedness instead, holders of notes may receive less, ratably, than holders of senior indebtedness or other nonsubordinated claims against us or any of the guarantors in any such proceeding. In any of these cases, we and the guarantors may not have sufficient funds to pay all of our creditors and holders of notes may receive less, ratably than the holders of senior debt.

   As of November 30, 2001, the notes and the guarantees would have been subordinated to approximately $1.1 billion of senior indebtedness (excluding unused commitments under our senior credit facility). We will be permitted to borrow substantial additional indebtedness, including senior indebtedness, in the future under the terms of the indenture under which the notes will be issued.

The notes are unsecured and the stock of some of our subsidiaries is pledged to secure our senior credit facility.

   The notes are not secured by any of our assets. Our obligations under our senior credit facility, however, are secured by (i) first priority pledges of 100% of the capital stock of Canandaigua Limited and all of our domestic operating subsidiaries and (ii) first priority pledges of 65% of the capital stock held by us of Matthew Clark plc; B.B. Servicios, S.A. de C.V.;
Canandaigua World Sales Limited; and Schenley Distilleries Inc./Les
Distilleries Schenley Inc. If the Company becomes insolvent or is liquidated, or if payment under our senior credit facility is accelerated, the lenders under the facility would be entitled to exercise the remedies available to a secured lender under applicable law and pursuant to the agreement governing such indebtedness. In any such event, because the notes will not be secured by any of our assets, it is possible that there would be no assets remaining from which claims of the holders of the notes could be satisfied or, if any such assets remained, such assets might be insufficient to satisfy such claims fully.

Our ability to make payments on the notes depends on our ability to receive dividends from our subsidiaries, and some of our foreign subsidiaries are not guarantors of the notes.

   We are a holding company and conduct almost all of our operations through our subsidiaries. As of November 30, 2001, approximately 91% of our tangible assets were held by our subsidiaries. The capital stock of our subsidiaries represents substantially all the assets of the holding company. Accordingly, we are dependent on the cash flows of our subsidiaries to meet our obligations, including the payment of the principal and interest on the notes. See "Description of the Notes."

   The notes are guaranteed, jointly and severally, by each of our subsidiaries that guarantee any of our other indebtedness or other indebtedness of the guarantors of the notes. Holders of the notes will not have a direct claim on assets of subsidiaries that do not guarantee the notes (including, most significantly, the assets of Matthew Clark). For the nine months ended November 30, 2001, approximately $599.7 million of our net sales were from the operations of Matthew Clark, which is not a guarantor of the notes, and approximately $1.5 billion of our net sales were from our operations and the operations of the guarantors of the notes. Under U.S. bankruptcy law and comparable provisions of state fraudulent transfer laws, a court could subordinate or void any guarantee if it found that the guarantee was incurred with actual intent to hinder, delay or defraud creditors or the guarantor did not receive fair consideration or reasonably equivalent value for the guarantee and the guarantor was any of the following: (i) insolvent or was rendered insolvent because of the guarantee; (ii) engaged in a business or transaction for which its remaining assets constituted unreasonably small capital; or (iii) intended to incur, or believed that it would incur, debts beyond its ability to pay at maturity. To the extent any guarantee were to be voided as a fraudulent conveyance or held unenforceable for any other reason, holders of the notes would cease to have any claim in respect of such guarantor and would be solely our creditors and any guarantor whose guarantee was not voided or held unenforceable. In such event, the claims of the holders of the notes against the issuer of an invalid guarantee would be subject to the prior payment of all liabilities of such guarantor. There can be no assurance that, after providing for all prior claims, there would be sufficient assets to satisfy the claims of the holders of the notes relating to any voided guarantee.

We may not be able to purchase the notes in the event of a change of control.

   Upon the occurrence of certain specific kinds of change of control events, we will be required to make an offer to repurchase the notes at 101% of their principal amount plus accrued interest and we will be required to repay our senior credit facility in full. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of notes or to repay our senior credit facility. Even if we did have sufficient funds to carry out such a repurchase, the financial effect of the repurchase could cause us to default on our other indebtedness. See "Description of the Notes--Certain Covenants--Purchase of Notes Upon a Change of Control."

We have a material amount of goodwill, and if we are required to write down goodwill to comply with new accounting standards, it would reduce our net income, which in turn could materially and adversely affect our results of operations.

   Approximately $580.5 million (net of accumulated amortization), or 18.6%, of our total assets as of November 30, 2001, represented unamortized goodwill. Goodwill is the amount by which the costs of an acquisition accounted for using the purchase method exceeds the fair market value of the net assets acquired. We are required to record goodwill as an intangible asset on our balance sheet and to amortize it over a period of years. We have historically amortized goodwill on a straight-line basis over a period of 40 years. Even though it reduces our net income for accounting purposes, a portion of our amortization of goodwill is deductible for tax purposes. Currently, we are required to evaluate periodically whether we can recover our remaining goodwill from the undiscounted future cash flows that we expect to receive from the operations of acquired businesses. If these undiscounted cash flows are less than the carrying value of the associated goodwill, the goodwill is deemed to be impaired and we must reduce the carrying value of the goodwill to equal the discounted future cash flows and take the amount of the reduction as a charge against our net income.

   On July 20, 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard ("SFAS") No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 became effective on July 1, 2001, for acquisitions occurring on or after that date and will be adopted by us on March 1, 2002, for acquisitions that occurred prior to July 1, 2001. SFAS No. 142 results in goodwill no longer being amortized. Instead, goodwill is subject to a periodic impairment evaluation based on the fair value of the reporting unit. Reductions in our net income caused by the write-down of goodwill could materially and adversely affect our results of operations.

We are controlled by the Sands family.

   Our outstanding capital stock consists of class A common stock and class B common stock. Holders of class A common stock are entitled to one vote per share and are entitled, as a class, to elect one fourth of the members of our board of directors. Holders of class B common stock are entitled to 10 votes per share and are entitled, as a class, to elect the remaining directors. As of November 30, 2001, the Sands family beneficially owned approximately 6% of the outstanding shares of class A common stock (exclusive of shares of class A common stock issuable pursuant to the conversion feature of the class B common stock owned by the Sands family) and approximately 93% of the outstanding shares of class B common stock. On the same basis, on all matters other than the election of directors, the Sands family had the ability to vote approximately 59% of the votes entitled to be cast by holders of our outstanding capital stock, voting as a single class. Consequently, we are essentially controlled by the Sands family and they would generally have sufficient voting power to determine the outcome of any corporate transaction or other matter submitted to our stockholders for approval.

There is no public market for the notes, an active trading market for the notes may not develop and the market price of the notes may be lower than the offering price.

   The notes will constitute a new issue of securities with no established trading market, and there can be no assurance as to (i) the liquidity of any such market that may develop, (ii) the ability of holders of notes to sell their notes or (iii) the price at which the holders of notes would be able to sell their notes. If such a market were to exist, the notes could trade at prices that may be higher or lower than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar notes and our financial performance. We have been advised by the underwriters that, following completion of this offering, the underwriters presently intend to make a market in the notes. However, the underwriters are not obligated to do so, and any market-making activity with respect to the notes may be discontinued at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and may be limited during an exchange offer or the pendency of an applicable shelf registration statement. There can be no assurance that even following registration of the notes an active trading market will exist for the notes or that the trading market will be liquid.

                                USE OF PROCEEDS

   The net proceeds from the sale of the notes in this offering, after deducting the underwriters' discount and our estimated offering fees and expenses, are estimated to be approximately $246.7 million.

   In December 1993, we issued $130.0 million aggregate principal amount of 8 3/4% Senior Subordinated Notes due 2003. In October 1996, we issued $65.0 million aggregate principal amount of restricted 8 3/4% Series B Senior Subordinated Notes due 2003, which in February 1997 we exchanged for $65.0 million aggregate principal amount of unrestricted 8 3/4% Series C Senior Subordinated Notes due 2003. As a result, we currently have outstanding $195.0 million aggregate principal amount of 8 3/4% Senior Subordinated Notes due 2003. The terms of the 8 3/4% Senior Subordinated Notes due 2003, although issued in two separate series, are identical in all material respects.

   The net proceeds from the sale of the notes will be used to redeem, and to pay interest due on, all of our outstanding 8 3/4% Senior Subordinated Notes due 2003. We will use the remaining proceeds to repay a portion of the outstanding indebtedness under our senior credit facility.

   As of November 30, 2001, our 8 3/4% Senior Subordinated Notes due 2003 had a weighted average interest rate of 9.08% per annum and will mature on December 15, 2003. As of November 30, 2001, our senior credit facility had a weighted average interest rate of 3.87% per annum and will mature on December 1, 2004.

                                CAPITALIZATION

   The following table sets forth our unaudited capitalization

    .  as of November 30, 2001, and

    . as adjusted to reflect the effect of this offering and the application of the net proceeds from this offering.

   Since November 30, 2001, there has been no material change in our capitalization.

                                                                       November 30, 2001
                                                               ------------------------------
                                                                  Actual         As Adjusted
                                                               -------------    -------------
                                                                         (in millions)
Long-term debt (including current maturities):
   Senior Credit Facility--Revolving Credit Loans.............      $  155.0         $  103.3
   Senior Credit Facility--Term Loans.........................         303.8            303.8
   8 5/8% Senior Notes due 2006...............................         200.0            200.0
   8% Senior Notes due 2008...................................         200.0            200.0
   8 1/2% Series B Senior Notes due 2009......................           1.4(a)           1.4(a)
   8 1/2% Series C Senior Notes due 2009......................         218.8(b)         218.8(b)
   8 3/4% Senior Subordinated Notes due 2003..................         193.8               --
   8 1/2% Senior Subordinated Notes due 2009..................         200.0            200.0
   8 1/8% Senior Subordinated Notes due 2012 offered hereby...            --            250.0
   Other......................................................          25.8             25.8

                                                               -------------    -------------
       Total debt.............................................       1,498.6          1,503.1

                                                               -------------    -------------
Total stockholders' equity....................................         905.3            903.6

                                                               -------------    -------------
       Total capitalization...................................      $2,403.9         $2,406.7

                                                               =============    =============

--------
(a) Represents (Pounds)1.0 million converted at a rate of (Pounds)1.00 =
    $1.4241.
(b) Represents (Pounds)154.0 million less (Pounds)0.4 million unamortized discount, converted at a rate of (Pounds)1.00 = $1.4241.

                           DESCRIPTION OF THE NOTES

   The notes constitute a series of debt securities (which are more fully described in the accompanying prospectus) to be issued under an indenture and a supplemental indenture thereto (together, the "Indenture") to be dated as of January 23, 2002, by and among the Company, the Guarantors and BNY Midwest Trust Company, as trustee (the "Trustee"), copies of which will be made available to prospective purchasers of the notes upon request. The Indenture will not be limited in amount and we may issue additional amounts of notes from time to time subject to the limitations set forth under "Certain Covenants--Limitation on Indebtedness" and certain other provisions set forth in the Indenture.

   The Indenture is more fully described in the accompanying prospectus. The following is a summary of the material provisions of the Indenture does not purport to be complete, and where reference is made to particular provisions of the Indenture, such provisions, including the definitions of certain terms, are qualified in their entirety by reference to all of the provisions of the Indenture and those terms made a part of the Indenture by the Trust Indenture Act of 1939. The following description of the terms of the notes supplements the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus. If these descriptions are inconsistent, then the description in this prospectus supplement shall govern. For definitions of certain capitalized terms used in the following summary, see "--Certain Definitions."

General

   The notes will mature on January 15, 2012 and will be unsecured senior subordinated obligations of the Company. Each note will bear interest at the rate of 8 1/8% per year from January 23, 2002 or from the most recent interest payment date to which interest has been paid, payable semi-annually on January 15 and July 15 of each year (each, an "Interest Payment Date"), commencing July 15, 2002, to the Person in whose name the note (or any predecessor note) is registered at the close of business on the January 1 or July 1 next preceding such interest payment date.

   Payment of the notes is guaranteed unconditionally by the Guarantors on a senior subordinated basis. The Guarantors are all of the direct and indirect Domestic Restricted Subsidiaries of the Company and direct and indirect Foreign Restricted Subsidiaries that in each case guarantee Other Indebtedness. The Guarantors (except Canandaigua B.V. and M.J. Lewis Corp.) have also guaranteed all obligations of the Company under the Credit Agreement. No holder of any other Indebtedness of the Company will have the benefit of any guarantees which the holders of the notes do not have.

   Principal of, premium, if any, and interest on the notes will be payable, and the notes will be exchangeable and transferable, at the office or agency of the Company in the City of New York maintained for such purposes (which initially will be the Trustee); provided, however, that payment of interest may be made at the option of the Company by check mailed to the Person entitled thereto as shown on the security register. The notes will be issued only in fully registered form without coupons, in denominations of $1,000 and any integral multiple thereof. No service charge will be made for any registration of transfer, exchange or redemption of notes, except in certain circumstances for any tax or other governmental charge that may be imposed in connection therewith.

Optional Redemption

   The notes will be redeemable, in whole or in part, at the option of the Company at any time on or after January 15, 2007, at the redemption prices (expressed as percentages of the principal amount) set forth below plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on regular record dates to receive interest due on the relevant Interest Payment Date), if redeemed during the 12-month period beginning January 15 of the years indicated below:

                                             Redemption
                         Year                  Price
                         ----                ----------
                         2007...............  104.063%
                         2008...............  102.708%
                         2009...............  101.354%
                         2010 and thereafter  100.000%

   In addition, at any time and from time to time on or prior to January 15, 2005, the Company may redeem in the aggregate up to 35% of the originally issued aggregate principal amount of the notes with the net cash proceeds of one or more Public Equity Offerings by the Company at a redemption price in cash equal to 108.125% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of redemption (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date); provided, however, that at least 65% of the originally issued aggregate principal amount of the notes must remain outstanding immediately after giving effect to each such redemption (excluding any notes held by the Company or any of its Affiliates). Notice of any such redemption must be given within 60 days after the date of the closing of the relevant Public Equity Offering of the Company.

   In the event that less than all of the notes are to be redeemed at any time pursuant to an optional redemption, selection of such notes for redemption will be made by the Trustee in compliance with the requirements of the principal U.S. securities exchange, if any, on which the notes are listed or, if the notes are not then listed on a U.S. securities exchange, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided, however, that no notes of a principal amount of $1,000 or less shall be redeemed in part; provided further, however, that if a partial redemption is made with the net cash proceeds of a Public Equity Offering by the Company, selection of the notes or portions thereof for redemption shall be made by the Trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to the procedures of The Depository Trust Company), unless such method is otherwise prohibited. Notice of redemption shall be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address. If any note is to be redeemed in part only, the notice of redemption that relates to such note shall state the portion of the principal amount thereof to be redeemed. A new note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original note. On and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption as long as the Company has deposited with the paying agent for the notes funds in satisfaction of the applicable redemption price pursuant to the Indenture.

Sinking Fund

   The notes will not be entitled to the benefit of any sinking fund.

Subordination of the Notes

   The payment of the principal of, premium, if any, and interest on the notes is subordinated in right of payment, to the extent and in the manner provided in the Indenture, to the prior payment in full in cash of all Senior Indebtedness.

   Upon any payment or distribution of assets or securities of the Company of any kind or character, whether in cash, property or securities (excluding any payment or distribution of Permitted Junior Securities and excluding any payment from the trust described under "Legal Defeasance and Covenant Defeasance" and "--Satisfaction and Discharge" (a "Defeasance Trust Payment")), upon any dissolution or winding-up or total liquidation or reorganization of the Company, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all Senior Indebtedness shall first be paid in full in cash before the Holders of the notes or the Trustee on behalf of such Holders shall be entitled to receive any payment by the Company of the principal of, premium, if any, or interest on the notes, or any payment by the Company to acquire any of the notes for cash, property or securities, or any distribution by the Company with respect to the notes of any cash, property or securities (excluding any payment or distribution of Permitted Junior Securities and excluding any Defeasance Trust Payment). Before any payment may be made by, or on behalf of, the Company of the principal of, premium, if any, or interest on the notes upon any such dissolution or winding-up or total liquidation or reorganization, any payment or distribution of assets or securities of the Company of any kind or character, whether in cash, property or securities (excluding any payment or distribution of Permitted Junior Securities and excluding any Defeasance Trust Payment), to which the Holders of the notes or the Trustee on their behalf would be entitled, but for the subordination provisions of the Indenture, shall be made by the Company or by any receiver, trustee in bankruptcy, liquidation trustee, agent or other Person making such payment or distribution, directly to the holders of the Senior Indebtedness (pro rata to such holders on the basis of the respective amounts of Senior Indebtedness held by such holders) or their representatives or to the trustee or trustees or agent or agents under any agreement or indenture pursuant to which any of such Senior Indebtedness may have been issued, as their respective interests may appear, to the extent necessary to pay all such Senior Indebtedness in full in cash after giving effect to any prior or concurrent payment, distribution or provision therefor to or for the holders of such Senior Indebtedness.

   No direct or indirect payment (excluding any payment or distribution of Permitted Junior Securities and excluding any Defeasance Trust Payment) by or on behalf of the Company of principal of, premium, if any, or interest on the notes, whether pursuant to the terms of the notes, upon acceleration, pursuant to an offer to purchase or otherwise, will be made if, at the time of such payment, there exists a default in the payment of all or any portion of the obligations on any Designated Senior Indebtedness, whether at maturity, on account of mandatory redemption or prepayment, acceleration or otherwise, and such default shall not have been cured or waived or the benefits of this sentence waived by or on behalf of the holders of such Designated Senior Indebtedness. In addition, during the continuance of any non-payment event of default with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be immediately accelerated, and upon receipt by the Trustee of written notice (a "Payment Blockage Notice") from the holder or holders of such Designated Senior Indebtedness or the trustee or agent acting on behalf of the holders of such Designated Senior Indebtedness, then, unless and until such event of default has been cured or waived or has ceased to exist or such Designated Senior Indebtedness has been discharged or repaid in full in cash or the benefits of these provisions have been waived by the holders of such Designated Senior Indebtedness, no direct or indirect payment (excluding any payment or distribution of Permitted Junior Securities and excluding any Defeasance Trust Payment) will be made by or on behalf of the Company of principal of, premium, if any, or interest on the notes, to such Holders, during a period (a "Payment Blockage Period") commencing on the date of receipt of such notice by the Trustee and ending 179 days thereafter. Notwithstanding anything in the subordination provisions of the Indenture or the notes to the contrary, (x) in no event will a Payment Blockage Period extend beyond 179 days from the date the Payment Blockage Notice in respect thereof was given, (y) there shall be a period of at least 181 consecutive days in each 360-day period when no Payment Blockage Period is in effect and (z) not more than one Payment Blockage Period may be commenced with respect to the notes during any period of 360 consecutive days. No event of default that existed or was continuing on the date of commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating such Payment Blockage Period (to the extent the holder of Designated Senior Indebtedness, or trustee or agent, giving notice commencing such Payment Blockage Period had knowledge of such existing or continuing event of default) may be, or be made, the basis for the commencement of any other Payment Blockage Period by the holder or holders of such Designated Senior Indebtedness or the trustee or agent acting on behalf of such Designated Senior Indebtedness, whether or not within a period of 360 consecutive days, unless such event of default has been cured or waived for a period of not less than 90 consecutive days.

   The failure to make any payment or distribution for or on account of the notes by reason of the provisions of the Indenture described under this "Subordination of the Notes" heading will not be construed as preventing the occurrence of any Event of Default in respect of the notes. See "Events of Default" below.

   Because of the subordination provisions described above, in the event of insolvency of the Company, funds that would otherwise be payable to Holders of the notes will be paid to the holders of Senior Indebtedness to the extent necessary to pay the Senior Indebtedness in full in cash, and the Company may be unable to meet fully its obligations with respect to the notes.

   At the time of the issuance of the notes, the Credit Agreement and the Outstanding Senior Notes are expected to be the only material outstanding Senior Indebtedness. Subject to the restrictions set forth in the Indenture, in the future the Company may issue additional Senior Indebtedness.

Guarantees of the Notes

   The Indenture will provide that each of the Guarantors will unconditionally guarantee on a joint and several basis all of the Company's obligations under the notes, including its obligations to pay principal, premium, if any, and interest with respect to the notes. The Guarantees will be general unsecured obligations of the Guarantors. The obligations of each Guarantor under its Guarantee will be subordinated and junior in right of payment to the prior payment in full of all existing and future Senior Guarantor Indebtedness of such Guarantor to substantially the same extent as the notes are subordinated to all existing and future Senior Indebtedness of the Company. The Guarantors (except for Canandaigua B.V. and M.J. Lewis Corp.) have also guaranteed all obligations of the Company under the Credit Agreement. The obligations under the Credit Agreement are secured by (i) first priority pledges of 100% of the capital stock of Canandaigua Limited and all of the Company's domestic operating subsidiaries and (ii) first priority pledges of 65% of the capital stock held by the Company of Matthew Clark; B.B. Servicios, S.A. de C.V.; Canandaigua World Sales Limited; and Schenley Distilleries Inc./Les Distelleries Schenley Inc. The obligations of each Guarantor are limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Guarantor (including any Senior Indebtedness Incurred after the Issue Date) and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, will result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Guarantor that makes a payment or distribution under a Guarantee shall be entitled to a contribution from each other Guarantor in a pro rata amount, based on the net assets of each Guarantor determined in accordance with GAAP.

   The Company shall cause each Restricted Subsidiary issuing a Guarantee after the Issue Date to execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Restricted Subsidiary shall become a party to the Indenture and thereby unconditionally guarantee all of the Company's Obligations under the notes and the Indenture on the terms set forth therein. Thereafter, such Restricted Subsidiary shall (unless released in accordance with the terms of the Indenture) be a Guarantor for all purposes of the Indenture.

   The Indenture will provide that if the notes are defeased in accordance with the terms of the Indenture, or if, subject to the requirements of the first paragraph under "Consolidation, Merger, Sale of Assets" all or substantially all of the assets of any Guarantor or all of the Capital Stock of any Guarantor are sold (including by issuance or otherwise) by the Company in a transaction constituting an Asset Sale, and if (x) the Net Cash Proceeds from such Asset Sale are used in accordance with the covenant described under "Certain Covenants--Limitation on Sale of Assets" or (y) the Company delivers to the Trustee an Officers' Certificate to the effect that the Net Cash Proceeds from such Asset Sale shall be used in accordance with the covenant described under "Certain Covenants--Limitation on Asset Sales" and within the time limits specified by such covenant, then such Guarantor or the Guarantors, as the case may be (in the event of a defeasance of the notes or a sale or other disposition of all of the Capital Stock of such Guarantor) or the corporation acquiring such assets (in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor) shall be released and discharged of its Guarantee obligations in respect of the Indenture and the notes.

   Any Guarantor that is designated an Unrestricted Subsidiary pursuant to and in accordance with "Certain Covenants--Designation of Unrestricted Subsidiaries" below shall upon such Designation be released and discharged of its Guarantee obligations in respect of the Indenture and the notes and any Unrestricted Subsidiary whose Designation is revoked pursuant to "Certain Covenants--Designation of Unrestricted Subsidiaries" below will be required to become a Guarantor in accordance with the procedure described above.

   As of November 30, 2001, on a pro forma basis after giving effect to the offering of the notes and the application of the net proceeds from the offering, the aggregate amount of outstanding Senior Indebtedness would have been approximately $1.1 billion, the aggregate amount of outstanding Pari Passu Indebtedness would have been approximately $200.0 million and the aggregate amount of outstanding Senior Guarantor Indebtedness would have been approximately $1.0 billion (including $1.0 billion of outstanding Indebtedness representing guarantees of Senior Indebtedness). See "Risk Factors--Your right to receive payments on the notes is junior to our senior credit facility and other unsubordinated indebtedness, and the guarantees of our guarantors are junior to all of our guarantors' unsubordinated indebtedness" and "Risk Factors--The notes are unsecured and the stock of some of our subsidiaries is pledged to secure our senior credit facility" and "Capitalization."

Certain Covenants

   The Indenture contains, among others, the following covenants:

   Limitation on Indebtedness. (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (including any Acquired Indebtedness), except that the Company and any Guarantor may Incur Indebtedness (including any Acquired Indebtedness) and any Restricted Subsidiary that is not a Guarantor may Incur Acquired Indebtedness if, in each case, the Consolidated Fixed Charge Coverage Ratio for the Company for the four full fiscal quarters immediately preceding the Incurrence of such Indebtedness taken as one period, and after giving pro forma effect to:

      (i) the Incurrence of such Indebtedness and (if applicable) the application of the net proceeds therefrom, including to refinance other Indebtedness, as if such Indebtedness was Incurred, and the application of such proceeds occurred, at the beginning of such four-quarter period;

      (ii) the Incurrence, repayment or retirement of any other Indebtedness by the Company and its Restricted Subsidiaries since the first day of such four-quarter period as if such Indebtedness was Incurred, repaid or retired at the beginning of such four-quarter period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during such four-quarter period);

      (iii) in the case of Acquired Indebtedness, the related acquisition as if such acquisition occurred at the beginning of such four-quarter period; and

      (iv) any acquisition or disposition by the Company and its Restricted Subsidiaries of any company or any business or any assets out of the ordinary course of business, whether by merger, stock purchase or sale or asset purchase or sale, or any related repayment of Indebtedness, in each case since the first day of such four-quarter period, assuming such acquisition or disposition had been consummated on the first day of such four-quarter period, is at least equal to 2.00:1.00.

   (b) The foregoing limitation will not apply to the incurrence of any of the following (collectively "Permitted Indebtedness"):

      (i) Indebtedness of the Company and any Restricted Subsidiary under the Credit Agreement in an aggregate principal amount at any one time outstanding not to exceed an amount equal to the greater of (x) $1.0 billion, minus the amount of any repayment of such Indebtedness under the Credit Agreement pursuant to "Certain Covenants--Limitation on Sale of Assets" below and (y) the Borrowing Base;

      (ii) Indebtedness of the Company pursuant to the notes and other Indebtedness outstanding on the Issue Date (other than Indebtedness under the Credit Agreement);

      (iii) Indebtedness of any Guarantor pursuant to a Guarantee;

      (iv) Indebtedness of the Company owing to a Restricted Subsidiary; provided that any Indebtedness of the Company owing to a Restricted Subsidiary that is not a Guarantor is made pursuant to an intercompany note in the form attached to the Indenture and is subordinated in right of payment from and after such time as the notes shall become due and payable (whether at Stated Maturity, acceleration or otherwise) to the payment and performance of the Company's obligations under the notes; provided, further that any disposition, pledge or transfer of any such Indebtedness to a Person (other than a disposition, pledge or transfer to a Restricted Subsidiary or a pledge to or for the benefit of the lenders under the Credit Agreement) shall be deemed to be an Incurrence of such Indebtedness by the obligor not permitted by this clause (iv);

      (v) Indebtedness of a Restricted Subsidiary owing to the Company or a Wholly Owned Restricted Subsidiary; provided that, with respect to Indebtedness owing to a Wholly Owned Restricted Subsidiary that is not a Guarantor, (x) any such Indebtedness is made pursuant to an intercompany note in the form attached to the Indenture and (y) any such Indebtedness shall be subordinated in right of payment from and after such time as the obligations under the Guarantee by such Wholly Owned Restricted Subsidiary shall become due and payable to the payment and performance of such Wholly Owned Restricted Subsidiary's obligations under its Guarantee; provided, further that (a) any disposition, pledge or transfer of any such Indebtedness to a Person (other than a disposition, pledge or transfer to the Company or a Restricted Subsidiary or a pledge to or for the benefit of the lenders under the Credit Agreement) shall be deemed to be an Incurrence of such Indebtedness by the obligor not permitted by this clause (v), and
   (b) any transaction pursuant to which any Restricted Subsidiary, which has Indebtedness owing to the Company or any other Restricted Subsidiary, ceases to be a Restricted Subsidiary shall be deemed to be the Incurrence of Indebtedness by such Restricted Subsidiary that is not permitted by this clause (v);

      (vi) guarantees of any Restricted Subsidiary made in accordance with the provisions of "Certain Covenants--Limitation on Guarantees by Restricted Subsidiaries";

      (vii) Hedging Obligations of the Company or any Guarantor entered into in the ordinary course of business (and not for speculative purposes) designed to protect against fluctuations in: (x) interest rates in respect of Indebtedness of the Company or any of its Restricted Subsidiaries, as long as such obligations at the time incurred do not exceed the aggregate principal amount of such Indebtedness then outstanding or in good faith anticipated to be outstanding within 90 days of such Incurrence; (y) currencies or (z) commodities;

      (viii) any renewals, extensions, substitutions, refundings, refinancings or replacements (each, a "refinancing") of any Indebtedness described in clauses (ii) and (iii) of this definition of "Permitted Indebtedness," including any successive refinancings so long as the aggregate principal amount of Indebtedness represented thereby is not increased by such refinancing plus the lesser of (1) the stated amount of any premium, interest or other payment required to be paid in connection with such a refinancing pursuant to the terms of the Indebtedness being refinanced or
   (2) the amount of premium, interest or other payment actually paid at such time to refinance the Indebtedness, plus, in either case, the amount of expenses of the Company incurred in connection with such refinancing and, in the case of Pari Passu Indebtedness or Subordinated Indebtedness, such refinancing does not reduce the Average Life to Stated Maturity or the Stated Maturity of such Indebtedness; and

      (ix) Indebtedness, in addition to that described in clauses (i) through
   (viii) of this definition of "Permitted Indebtedness," and any renewals, extensions, substitutions, refinancings or replacements of such Indebtedness, not to exceed $75.0 million outstanding at any one time in the aggregate.

   Limitation on Restricted Payments. (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

      (i) declare or pay any dividend on, or make any distribution to holders of, any shares of the Company's Capital Stock (other than dividends or distributions payable solely in shares of its Qualified Capital Stock or in options, warrants or other rights to acquire such Qualified Capital Stock);

      (ii) purchase, redeem or otherwise acquire or retire for value, directly or indirectly, any shares of the Capital Stock of the Company or any Affiliate thereof (other than any Wholly Owned Restricted Subsidiary of the Company) or options, warrants or other rights to acquire such Capital Stock;

      (iii) make any principal payment on, or repurchase, redeem, defease, retire or otherwise acquire for value, prior to any scheduled principal payment, sinking fund or maturity, any Subordinated Indebtedness;

      (iv) declare or pay any dividend or distribution on any Capital Stock of any Restricted Subsidiary to any Person (other than the Company or any of its Restricted Subsidiaries) or purchase, redeem or otherwise acquire or retire for value any Capital Stock of any Restricted Subsidiary held by any Person (other than the Company or any of its Wholly Owned Restricted Subsidiaries);

      (v) Incur, create or assume any guarantee of Indebtedness of any Affiliate (other than a Wholly Owned Restricted Subsidiary of the Company); or

      (vi) make any Investment in any Person (other than any Permitted Investments)

(any of the foregoing payments described in clauses (i) through (vi), other than any such action that is a Permitted Payment, collectively, "Restricted Payments"), unless after giving effect to the proposed Restricted Payment (the amount of any such Restricted Payment, if other than cash, as determined by the Board of Directors of the Company, whose determination shall be conclusive and evidenced by a board resolution), (1) no Default or Event of Default shall have occurred and be continuing and such Restricted Payment shall not be an event which is, or after notice or lapse of time or both, would be, an "event of default" under the terms of any Indebtedness of the Company or its Restricted Subsidiaries; (2) immediately before and immediately after giving effect to such transaction on a pro forma basis, the Company could Incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the provisions described under "Certain Covenants--Limitation on Indebtedness"; and
(3) the aggregate amount of all such Restricted Payments declared or made after the date of the Indenture does not exceed the sum of:

      (A) 50% of the aggregate cumulative Consolidated Net Income of the Company accrued on a cumulative basis during the period beginning December 1, 1998 and ending on the last day of the Company's last fiscal quarter ending prior to the date of the Restricted Payment (or, if such aggregate cumulative Consolidated Net Income shall be a loss, minus 100% of such loss); plus

      (B) the aggregate Net Cash Proceeds received after February 25, 1999 by the Company from the issuance or sale (other than to any of its Subsidiaries) of its shares of Qualified Capital Stock or any options, warrants or rights to purchase such shares of Qualified Capital Stock of the Company (except, in each case, to the extent such proceeds are used to purchase, redeem or otherwise retire Capital Stock or Subordinated Indebtedness as set forth below); plus

      (C) the aggregate Net Cash Proceeds received after February 25, 1999 by the Company (other than from any of its Subsidiaries) upon the exercise of any options or warrants to purchase shares of Qualified Capital Stock of the Company; plus

      (D) the aggregate Net Cash Proceeds received after February 25, 1999 by the Company from debt securities or Redeemable Capital Stock that have been converted into or exchanged for Qualified Capital Stock of the Company to the extent such debt securities or Redeemable Capital Stock are originally sold for cash plus the aggregate Net Cash Proceeds received by the Company at the time of such conversion or exchange; plus

      (E) in the event the Company or any Restricted Subsidiary makes an Investment in a Person that, as a result of or in connection with such Investment becomes a Restricted Subsidiary, an amount equal to the Company's or any Restricted Subsidiary's existing Investment in such Person that was previously treated as a Restricted Payment; plus

      (F) so long as the Designation thereof was treated as a Restricted Payment made after the Issue Date, with respect to any Unrestricted Subsidiary that has been redesignated as a Restricted Subsidiary after the Issue Date in accordance with "Certain Covenants--Designation of Unrestricted Subsidiaries," an amount equal to the Company's Investment in such Unrestricted Subsidiary (provided that such amount shall not in any case exceed the Designation Amount with respect to such Restricted Subsidiary upon its Designation); plus

      (G) $50.0 million; minus

      (H) the Designation Amount (measured as of the date of Designation) with respect to any Subsidiary of the Company which has been designated as an Unrestricted Subsidiary after the Issue Date in accordance with the covenant "Certain Covenants--Designation of Unrestricted Subsidiaries;" minus

      (I) the aggregate amount of all Restricted Payments made after February 25, 1999 through the date of the Indenture.

   (b) Notwithstanding the foregoing, and in the case of clauses (ii), (iii) and (iv) below, so long as there is no Default or Event of Default continuing, the foregoing provisions shall not prohibit the following actions (clauses (i) through (iv) being referred to as a "Permitted Payment"):

      (i) the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration such payment would be permitted by the provisions of paragraph (a) above and such payment shall be deemed to have been paid on such date of declaration for purposes of the calculation required by paragraph (a) above;

      (ii) the repurchase, redemption, or other acquisition or retirement of any shares of any class of Capital Stock of the Company in exchange for (including any such exchange pursuant to the exercise of a conversion right or privilege or in which cash is paid in lieu of the issuance of fractional shares or scrip), or out of the Net Cash Proceeds of, a substantially concurrent issue and sale for cash (other than to a Subsidiary) of other shares of Qualified Capital Stock of the Company; provided that the Net Cash Proceeds from the issuance of such shares of Qualified Capital Stock are excluded from clause (3)(B) of paragraph (a) above;

      (iii) any repurchase, redemption, defeasance, retirement, refinancing or acquisition for value or payment of principal of any Subordinated Indebtedness in exchange for, or out of the Net Cash Proceeds of, a substantially concurrent issuance and sale for cash (other than to any Subsidiary of the Company) of any Qualified Capital Stock of the Company, provided that the Net Cash Proceeds from the issuance of such shares of Qualified Capital Stock are excluded from clause (3)(B) of paragraph (a) above;

      (iv) the repurchase, redemption, defeasance, retirement, refinancing or acquisition for value or payment of principal of any Subordinated Indebtedness (other than Redeemable Capital Stock) (a "refinancing") through the issuance of new Subordinated Indebtedness of the Company, provided that any such new Subordinated Indebtedness issued for such purpose (1) shall be in a principal amount that does not exceed the principal amount so refinanced (or, if such Subordinated Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration or acceleration thereof, then such lesser amount as of the date of determination), plus the lesser of (x) the stated amount of any premium, interest or other payment required to be paid in connection with such a refinancing pursuant to the terms of the Indebtedness being refinanced or
   (y) the amount of premium, interest or other payment actually paid at such time to refinance the Indebtedness, plus, in either case, the amount of expenses of the Company Incurred in connection with such refinancing; (2) has an Average Life to Stated Maturity greater than the remaining Average Life to Stated Maturity of the notes; (3) has a Stated Maturity for its final scheduled principal payment later than the Stated Maturity for the final scheduled principal payment of the notes; and (4) is expressly subordinated in right of payment to the notes at least to the same extent as the Indebtedness to be refinanced.

   Limitation on Transactions with Affiliates. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with any Affiliate of the Company (other than the Company or a Wholly Owned Restricted Subsidiary) unless:

      (i) such transaction or series of transactions is in writing on terms that are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than would be available in a comparable transaction in arm's-length dealings with an unrelated third party;

      (ii) with respect to any transaction or series of transactions involving aggregate payments in excess of $10.0 million, the Company delivers an officers' certificate to the Trustee certifying that such transaction or series of related transactions complies with clause (i) above and such transaction or series of related transactions has been approved by the Board of Directors of the Company; and

      (iii) with respect to a transaction or series of related transactions involving aggregate value in excess of $25.0 million, the Company delivers to the Trustee an opinion of an independent investment banking firm of national standing in the United States, or an independent public accounting firm of national standing in the United States, stating that the transaction or series of transactions is fair to the Company or such Restricted Subsidiary;

provided, however, that this provision shall not apply to any transaction with an officer or director of the Company entered into in the ordinary course of business (including compensation or employee benefit arrangements with any officer or director of the Company).

   Limitation on Senior Subordinated Indebtedness. The Company will not, and will not permit any Guarantor to, directly or indirectly, create, Incur, issue, assume, guarantee or otherwise in any manner become directly or indirectly liable for or with respect to or otherwise permit to exist any Indebtedness that is subordinate in right of payment to any Indebtedness of the Company or such Guarantor, as the case may be, unless such Indebtedness is also pari passu with the notes or the Guarantee of such Guarantor or subordinate in right of payment to the notes or such Guarantee to at least the same extent as the notes or such Guarantee are subordinate in right of payment to Senior Indebtedness or Senior Guarantor Indebtedness, as the case may be, as set forth in the Indenture.

   Limitation on Liens. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, Incur, affirm or suffer to exist any Lien of any kind upon any of its property or assets (including any intercompany notes), owned at the date of the Indenture or acquired after the date of the Indenture, or any income or profits therefrom, except if the notes (or a Guarantee, in the case of Liens of a Guarantor) are directly secured equally and ratably with (or prior to in the case of Liens with respect to Subordinated Indebtedness or Indebtedness of a Guarantor subordinated in right of payment to any Guarantee) the obligation or liability secured by such Lien, excluding, however, from the operation of the foregoing any of the following:

      (a) any Lien existing as of the date of the Indenture;

      (b) any Lien arising by reason of

          (1) any judgment, decree or order of any court, so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

          (2) taxes not yet delinquent or which are being contested in good faith;

          (3) security for payment of workers' compensation or other insurance;

          (4) good faith deposits in connection with tenders, leases or contracts (other than contracts for the payment of money);

          (5) zoning restrictions, easements, licenses, reservations, provisions, covenants, conditions, waivers, restrictions on the use of property or minor irregularities of title (and with respect to leasehold interests, mortgages, obligations, liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased property, with or without consent of the lessee), none of which materially impairs the use of any parcel of property material to the operation of the business of the Company or any Restricted Subsidiary or the value of such property for the purpose of such business;

          (6) deposits to secure public or statutory obligations, or in lieu of surety or appeal bonds;

          (7) certain surveys, exceptions, title defects, encumbrances, easements, reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph or telephone lines and other similar purposes or zoning or other restrictions as to the use of real property not interfering with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

          (8) operation of law in favor of mechanics, materialmen, laborers, employees or suppliers, incurred in the ordinary course of business for sums which are not yet delinquent or are being contested in good faith by negotiations or by appropriate proceedings which suspend the collection thereof; or

          (9) standard custodial, bailee or depository arrangements (including
       (x) in respect of deposit accounts with banks and other financial institutions and (y) standard customer agreements in respect of accounts for the purchase and sale of securities and other property with brokerage firms or other types of financial institutions);

      (c) any Lien now or hereafter existing on property of the Company or any Guarantor securing Senior Indebtedness or Senior Guarantor Indebtedness, in each case which Indebtedness is permitted under the provisions of "Certain Covenants--Limitation on Indebtedness" and provided that the provisions described under "Certain Covenants--Limitation on Guarantees of Restricted Subsidiaries" are complied with;

      (d) any Lien securing Acquired Indebtedness created prior to (and not created in connection with, or in contemplation of) the incurrence of such Indebtedness by the Company or any Restricted Subsidiary, in each case which Indebtedness is permitted under the provisions of "Certain Covenants--Limitation on Indebtedness"; provided that any such Lien only extends to the assets that were subject to such lien securing such Acquired Indebtedness prior to the related transaction by the Company or its Restricted Subsidiaries; and

      (e) any extension, renewal, refinancing or replacement, in whole or in part, of any Lien described in the foregoing clauses (a) through (d) so long as the amount of security is not increased thereby.

   Limitation on Sale of Assets. (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, consummate an Asset Sale (other than an Asset Swap permitted by clause (g) below) unless (i) at least 75% of the proceeds from such Asset Sale are received in cash; provided, however that the amount of (A) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet or the notes thereto) of the Company or any Restricted Subsidiary that are assumed by the transferee in such Asset Sale and from which the Company or such Restricted Subsidiary is released and (B) any notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are immediately converted by the Company or such Restricted Subsidiary into cash, shall be deemed cash for purposes of this covenant and (ii) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the shares or assets sold (other than in the case of an involuntary Asset Sale, as determined by the Board of Directors of the Company and evidenced in a board resolution).

   (b) If all or a portion of the Net Cash Proceeds of any Asset Sale are not required to be applied to repay permanently any Senior Indebtedness or Senior Guarantor Indebtedness then outstanding as required by the terms thereof, or the Company determines not to apply such Net Cash Proceeds to the permanent prepayment of such Senior Indebtedness or Senior Guarantor Indebtedness or if no such Senior Indebtedness or Senior Guarantor Indebtedness is then outstanding, then the Company may within 12 months of the Asset Sale, invest the Net Cash Proceeds in other properties and assets that (as determined by the Board of Directors of the Company) replace the properties and assets that were the subject of the Asset Sale or in properties and assets that will be used in the businesses of the Company or its Restricted Subsidiaries as existing at such time or reasonably related thereto. The amount of such Net Cash Proceeds neither used to permanently repay or prepay Senior Indebtedness or Senior Guarantor Indebtedness nor used or invested as set forth in this paragraph constitutes "Excess Proceeds."

   (c) When the aggregate amount of Excess Proceeds equals $10.0 million or more, the Company shall apply the Excess Proceeds to the repayment of the notes and any Pari Passu Indebtedness required to be repurchased under the instrument governing such Pari Passu Indebtedness as follows: (a) the Company shall make an offer to purchase (an "Offer") from all holders of the notes in accordance with the procedures set forth in the Indenture in the maximum principal amount (expressed as a multiple of $1,000) of notes that may be purchased out of an amount (the "Note Amount") equal to the product of such Excess Proceeds multiplied by a fraction, the numerator of which is the outstanding principal amount of the notes, and the denominator of which is the sum of the outstanding principal amount of the notes and such Pari Passu Indebtedness (subject to proration in the event such amount is less than the aggregate Offered Price (as defined) of all notes tendered) and (b) to the extent required by such Pari Passu Indebtedness to permanently reduce the principal amount of such Pari Passu Indebtedness, the Company shall make an offer to purchase or otherwise repurchase or redeem Pari Passu Indebtedness (a "Pari Passu Offer") in an amount (the "Pari Passu Debt Amount") equal to the excess of the Excess Proceeds over the Note Amount; provided that in no event shall the Pari Passu Debt Amount exceed the principal amount of such Pari Passu Indebtedness plus the amount of any premium required to be paid to repurchase such Pari Passu Indebtedness. The offer price shall be payable in cash in an amount equal to 100% of the principal amount of the notes plus accrued and unpaid interest, if any, to the date (the "Offer Date") such Offer is consummated (the "Offered Price"), in accordance with the procedures set forth in the Indenture. To the extent that the aggregate Offered Price of the notes tendered pursuant to the Offer is less than the Note Amount relating thereto or the aggregate amount of Pari Passu Indebtedness that is purchased is less than the Pari Passu Debt Amount (the amount of such shortfall, if any, constituting a "Deficiency"), the Company shall use such Deficiency in the business of the Company and its Restricted Subsidiaries. Upon completion of the purchase of all the notes tendered pursuant to an Offer and the purchase of the Pari Passu Indebtedness pursuant to a Pari Passu Offer, the amount of Excess Proceeds, if any, shall be reset at zero.

   (d) If the Company becomes obligated to make an Offer pursuant to clause (c) above, the notes shall be purchased by the Company, at the option of the holder thereof, in whole or in part in integral multiples of $1,000, on a date that is not earlier than 45 days and not later than 60 days from the date the notice is given to holders, or such later date as may be necessary for the Company to comply with the requirements under the Exchange Act, subject to proration in the event the Note Amount is less than the aggregate Offered Price of all notes tendered.

   (e) The Company shall comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws or regulations in connection with an Offer.

   (f) The Company will not, and will not permit any Subsidiary to, create or permit to exist or become effective any restriction (other than restrictions existing under (i) Indebtedness as in effect on the date of the Indenture as such Indebtedness may be refinanced from time to time, provided that such restrictions are no less favorable to the Holders of Notes than those existing on the date of the Indenture or (ii) any Senior Indebtedness and any Senior Guarantor Indebtedness) that would materially impair the ability of the Company to make an Offer to purchase the notes or, if such Offer is made, to pay for the notes tendered for purchase.

   (g) The Company will not, and will not permit any Restricted Subsidiary, to engage in any Asset Swaps, unless: (i) at the time of entering into such Asset Swap, and immediately after giving effect to such Asset Swap, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; (ii) in the event such Asset Swap involves an aggregate amount in excess of $10.0 million, the terms of such Asset Swap have been approved by a majority of the members of the board of directors of the Company which determination shall include a determination that the Fair Market Value of the assets being received in such swap are at least equal to the Fair Market Value of the assets being swapped and (iii) in the event such Asset Swap involves an aggregate amount in excess of $20.0 million, the Company has also received a written opinion from an independent banking firm of nationally recognized standing that such Asset Swap is fair to the Company or such Restricted Subsidiary, as the case may be, from a financial point of view.

   Limitation on Guarantees by Restricted Subsidiaries. The Indenture will provide that in the event the Company (i) organizes or acquires any Domestic Restricted Subsidiary after the date of the Indenture that is not a Guarantor and causes or permits such Restricted Subsidiary to, directly or indirectly, guarantee the payment of any Indebtedness ("Other Indebtedness") of the Company or any Guarantor or (ii) causes or permits any Foreign Restricted Subsidiary that is not a Guarantor to, directly or indirectly, guarantee the payment of any Other Indebtedness, then, in each case the Company shall cause such Restricted Subsidiary to simultaneously execute and deliver a supplemental indenture to the Indenture pursuant to which it will become a Guarantor under the Indenture; provided, however, that in the event a Domestic Restricted Subsidiary is acquired in a transaction in which a merger agreement is entered into, such Domestic Restricted Subsidiary shall not be required to execute and deliver such supplemental indenture until the consummation of the merger contemplated by any such merger agreement; provided, further, that if such Other Indebtedness is (i) Indebtedness that is ranked pari passu in right of payment with the notes or the Guarantees of such Restricted Subsidiary, as the case may be, the Guarantee of such Subsidiary shall be pari passu in right of payment with the guarantee of the Other Indebtedness; or (ii) Subordinated Indebtedness, the Guarantee of such Restricted Subsidiary shall be senior in right of payment to the guarantee of the Other Indebtedness (which guarantee of such Subordinated Indebtedness shall provide that such guarantee is subordinated to the Guarantees of such Subsidiary to the same extent and in the same manner as the Other Indebtedness is subordinated to the notes or the Guarantee of such Restricted Subsidiary, as the case may be). The Guarantee of a Guarantor shall be released upon the sale or transfer of all or substantially all of the assets or all of the Capital Stock of such Guarantor; provided, that, either (i) such sale or transfer complies with the provisions set forth in "Certain Covenants--Limitation on Sale of Assets" or (ii) such sale or transfer need not comply with the provisions set forth in "Certain Covenants--Limitation on Sale of Assets" because the Capital Stock so sold or transferred does not constitute an "Asset Sale" by operation of the provisions of clause (y) of the last sentence of the definition of Asset Sale.

   Purchase of Notes Upon a Change of Control. If a Change of Control shall occur at any time, then each holder of notes shall have the right to require that the Company purchase such holder's notes in whole or in part in integral multiples of $1,000, at a purchase price (the "Change of Control Purchase Price") in cash in an amount equal to 101% of the principal amount of such notes, plus accrued and unpaid interest, if any, to the date of purchase (the "Change of Control Purchase Date"), pursuant to the offer described below (the "Change of Control Offer") and the other procedures set forth in the Indenture.

   Within 15 days following any Change of Control, the Company shall notify the Trustee thereof and give written notice of such Change of Control to each holder of notes by first-class mail, postage prepaid, at his address appearing in the security register, stating, among other things, the purchase price and that the purchase date shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed, or such later date as is necessary to comply with requirements under the Exchange Act; that any note not tendered will continue to accrue interest; that, unless the Company defaults in the payment of the purchase price, any notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Purchase Date; and certain other procedures that a holder of notes must follow to accept a Change of Control Offer or to withdraw such acceptance.

   If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control Purchase Price for all of the notes that might be delivered by holders of the notes seeking to accept the Change of Control Offer. The Credit Agreement prohibits the purchase of the notes by the Company prior to full repayment of indebtedness under the Credit Agreement and, upon a Change of Control, all amounts outstanding under the Credit Agreement become due and payable. There can be no assurance that in the event of a Change in Control the Company will be able to obtain the necessary consents from the lenders under the Credit Agreement to consummate a Change of Control Offer. The failure of the Company to make or consummate the Change of Control Offer or pay the Change of Control Purchase Price when due will result in an Event of Default and will give the Trustee and the holders of the notes the rights described under "Events of Default."

   The definition of "Change of Control" in the Indenture is defined to mean the occurrence of any of the following events:

      (i) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have beneficial ownership of all shares that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 30% of the voting power of the total outstanding Voting Stock of the Company voting as one class, provided that the Permitted Holders "beneficially own" (as so defined) a percentage of Voting Stock having a lesser percentage of the voting power than such other Person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company;

      (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election to such Board or whose nomination for election by the shareholders of the Company, was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of such Board of Directors then in office;

      (iii) the Company consolidates with or merges with or into any Person or conveys, transfers or leases all or substantially all of its assets to any Person, or any corporation consolidates with or merges into or with the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is changed into or exchanged for cash, securities or other property, other than any such transaction where the outstanding Voting Stock of the Company is not changed or exchanged at all (except to the extent necessary to reflect a change in the jurisdiction of incorporation of the Company) or where (A) the outstanding Voting Stock of the Company is changed into or exchanged for (x) Voting Stock of the surviving corporation which is not Redeemable Capital Stock or (y) cash, securities and other property (other than Capital Stock of the surviving corporation) in an amount which could be paid by the Company as a Restricted Payment in accordance with "Certain Covenants--Limitation on Restricted Payments" (and such amount shall be treated as a Restricted Payment subject to the provisions in the Indenture described under "Certain Covenants--Limitation on Restricted Payments") and (B) no "person" or "group" other than Permitted Holders owns immediately after such transaction, directly or indirectly, more than the greater of (1) 30% of the voting power of the total outstanding Voting Stock of the surviving corporation voting as one class and (2) the percentage of such voting power of the surviving corporation held, directly or indirectly, by Permitted Holders immediately after such transaction; or

      (iv) the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution other than in a transaction which complies with the provisions described under "Consolidation, Merger, Sale of Assets."

   "Permitted Holders" means as of the date of determination (i) Marilyn Sands, Richard Sands and Robert Sands; (ii) family members or the relatives of the persons described in clause (i) or the Mac and Sally Sands Foundation, Incorporated; (iii) any trusts created for the benefit of the Persons described in clauses (i), (ii) or (v) or for the benefit of Andrew Stern or any trust for the benefit of any such trust; (iv) any partnerships that are controlled by (and a majority of the partnership interests in which are owned by) any of the Persons described in clauses (i), (ii), (iii) or (v) or by any partnership that satisfies the conditions of this clause (iv); or (v) in the case of Marvin Sands and in the event of the incompetence or death of any of the persons described in clauses (i) and (ii), such person's estate, executor, administrator, committee or other personal representative or beneficiaries, in each case who at any particular date shall beneficially own or have the right to acquire, directly or indirectly, Capital Stock of the Company.

   The term "all or substantially all" as used in the definition of "Change of Control" has not been interpreted under New York law (which is the governing law of the Indenture) to represent a specific quantitative test. As a consequence, in the event the holders of the notes elected to exercise their rights under the Indenture and the

Company elected to contest such election, there could be no assurance as to how a court interpreting New York law would interpret the phrase.

   The definition of "Change of Control" is limited in scope. As a result the provisions of the Indenture will not afford holders of notes the right to require the Company to purchase the notes in the event of a highly leveraged transaction or certain transactions with the Company's management or its affiliates, including a reorganization, restructuring, merger or similar transaction (including, in certain circumstances, an acquisition of the Company by management or its affiliates) involving the Company that may adversely affect holders of the notes, if such transaction is not a transaction defined as a Change of Control. A transaction involving the Company's management or its affiliates, or a transaction involving a recapitalization of the Company, will result in a Change of Control if it is the type of transaction specified by such definition.

   The existence of a holder's right to require the Company to purchase such holder's notes upon a Change of Control may deter a third party from acquiring the Company in a transaction which constitutes a Change of Control.

   The Company will comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws or regulations in connection with a Change of Control Offer.

   The Company will not, and will not permit any Subsidiary to, create or permit to exist or become effective any restriction (other than restrictions existing under Indebtedness as in effect on the date of the Indenture) that would materially impair the ability of the Company to make a Change of Control Offer to purchase the notes or, if such Change of Control Offer is made, to pay for the notes tendered for purchase.

   Limitation on Restricted Subsidiary Capital Stock. The Company will not permit any Restricted Subsidiary of the Company to issue any Capital Stock, except for:

      (i) Capital Stock issued to and held by the Company or a Wholly Owned Restricted Subsidiary;

      (ii) Capital Stock issued by a Person prior to the time (A) such Person becomes a Restricted Subsidiary, (B) such Person merges with or into a Restricted Subsidiary or (C) a Restricted Subsidiary merges with or into such Person; provided that such Capital Stock was not issued or incurred by such Person in anticipation of the type of transaction contemplated by subclauses (A), (B) or (C); and

      (iii) Capital Stock issued by a Restricted Subsidiary, where immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary.

   Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to

      (i) pay dividends or make any other distribution on its Capital Stock,

      (ii) pay any Indebtedness owed to the Company or a Restricted Subsidiary,

      (iii) make any Investment in the Company or a Restricted Subsidiary, or

      (iv) transfer any of its properties or assets to the Company or any Restricted Subsidiary,

except

      (a) any encumbrance or restriction pursuant to an agreement in effect on the date of the Indenture;

      (b) any encumbrance or restriction, with respect to a Restricted Subsidiary that is not a Restricted Subsidiary on the date of the Indenture, in existence at the time such Person becomes a Restricted

   Subsidiary and, in the case of clauses (a) and (b), not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary;

      (c) any encumbrance or restriction existing under any agreement that extends, renews, refinances or replaces the agreements containing the encumbrances or restrictions in the foregoing clauses (a) and (b), or in this clause (c); provided that the terms and conditions of any such encumbrances or restrictions are not materially less favorable to the holders of the notes than those under or pursuant to the agreement evidencing the Indebtedness so extended, renewed, refinanced or replaced (except that an encumbrance or restriction that is not more restrictive than those set forth in the Indenture shall in any event be permitted); and

      (d) any encumbrance or restriction created pursuant to an asset sale agreement, stock sale agreement or similar instrument pursuant to which an Asset Sale permitted under "Certain Covenants--Limitation on Sale of Assets" is to be consummated, so long as such restriction or encumbrance shall be effective only for a period from the execution and delivery of such agreement or instrument through a termination date not later than 270 days after such execution and delivery.

   Designation of Unrestricted Subsidiaries. The Company may designate after the Issue Date any Subsidiary of the Company as an "Unrestricted Subsidiary" under the Indenture (a "Designation") only if:

      (i) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such Designation;

      (ii) at the time of and after giving effect to such Designation, the Company could Incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the Consolidated Fixed Change Coverage Ratio of the first paragraph of "Certain Covenants--Limitation on Indebtedness"; and

      (iii) the Company would be permitted to make an Investment (other than a Permitted Investment) at the time of Designation (assuming the effectiveness of such Designation) pursuant to paragraph (a) of "Certain
   Covenants--Limitation on Restricted Payments" above in an amount (the "Designation Amount") equal to the amount of the Company's Investment in such Subsidiary on such date.

   Neither the Company nor any Restricted Subsidiary shall at any time (x) provide credit support for, subject any of its property or assets (other than the Capital Stock of any Unrestricted Subsidiary) to the satisfaction of, or guarantee, any Indebtedness of any Unrestricted Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness) or (y) be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary. For purposes of the foregoing, the Designation of a Subsidiary of the Company as an Unrestricted Subsidiary shall be deemed to include the Designation of all of the Subsidiaries of such Subsidiary.

   The Company may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a "Revocation") only if:

      (i) no Default or Event of Default shall have occurred and be continuing at the time of and after giving effect to such Revocation; and

      (ii) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if Incurred at such time, have been permitted to be Incurred for all purposes of the Indenture.

   All Designations and Revocations must be evidenced by resolutions of the Board of Directors of the Company, delivered to the Trustee certifying compliance with the foregoing provisions.

   Provision of Financial Statements.  Whether or not the Company is subject to
Section 13(a) or 15(d) of the Exchange Act, the Company will, to the extent permitted under the Exchange Act, file with the Commission the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to such Sections 13(a) or 15(d) if the Company were so subject, such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which the Company would have been required so to file such documents if the Company were so subject. The Company will also in any event (x) within 15 days of each Required Filing Date
(i) transmit by mail to all Holders, as their names and addresses appear in the security register, without cost to such Holders and (ii) file with the Trustee copies of the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to
Section 13(a) or 15(d) of the Exchange Act if the Company were subject to such Sections and (y) if filing such documents by the Company with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective Holder at the Company's cost.

   Additional Covenants. The Indenture also contains covenants with respect to the following matters: (i) payment of principal, premium and interest; (ii) maintenance of an office or agency in the City of New York; (iii) arrangements regarding the handling of money held in trust; (iv) maintenance of corporate and partnership existence; (v) payment of taxes and other claims; (vi) maintenance of properties; and (vii) maintenance of insurance.

Consolidation, Merger, Sale of Assets

   The Company shall not, in a single transaction or through a series of related transactions, consolidate with or merge with or into any other Person or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets as an entirety to any Person or group of affiliated Persons, or permit any of its Restricted Subsidiaries to enter into any such transaction or transactions if such transaction or transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or disposal of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries on a Consolidated basis to any other Person or group of affiliated Persons, unless at the time and after giving effect thereto:

      (i) either (a) the Company shall be the continuing corporation or (b) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries on a Consolidated basis (the "Surviving Entity") shall be a corporation duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and such Person assumes, by a supplemental indenture in a form reasonably satisfactory to the Trustee, all the obligations of the Company under the notes and the Indenture, and the Indenture shall remain in full force and effect;

      (ii) immediately before and immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

      (iii) immediately after giving effect to such transaction on a pro forma basis, the Consolidated Net Worth of the Company (or the Surviving Entity if the Company is not the continuing obligor under the Indenture) is equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction;

      (iv) immediately before and immediately after giving effect to such transaction on a pro forma basis (on the assumption that the transaction occurred on the first day of the four-quarter period immediately prior to the consummation of such transaction with the appropriate adjustments with respect to the transaction being included in such pro forma calculation), the Company (or the Surviving Entity if the Company is not the continuing obligor under the Indenture) could incur $1.00 of additional Indebtedness under the provisions of "Certain Covenants--Limitation on Indebtedness" (other than Permitted Indebtedness);

      (v) each Guarantor, if any, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person's obligations under the Indenture and the notes;

      (vi) if any of the property or assets of the Company or any of its Restricted Subsidiaries would thereupon become subject to any Lien, the provisions of "Certain Covenants--Limitation on Liens" are complied with; and

      (vii) the Company or the Surviving Entity shall have delivered, or caused to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers' certificate and an opinion of counsel, each to the effect that such consolidation, merger, transfer, sale, assignment, conveyance, lease or other transaction and the supplemental indenture in respect thereto comply with the Indenture and that all conditions precedent herein provided for relating to such transaction have been complied with.

   Each Guarantor shall not, and the Company will not permit a Guarantor to, in a single transaction or through a series of related transactions merge or consolidate with or into any other corporation (other than the Company or any other Guarantor) or other entity, or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets on a Consolidated basis to any entity (other than the Company or any other Guarantor) unless at the time and after giving effect thereto:

      (i) either (1) such Guarantor shall be the continuing corporation or partnership or (2) the entity (if other than such Guarantor) formed by such consolidation or into which such Guarantor is merged or the entity which acquires by sale, assignment, conveyance, transfer, lease or disposition the properties and assets of such Guarantor shall be a corporation duly organized and validly existing under the Laws of the United States, any state thereof or the District of Columbia and shall expressly assume by a supplemental indenture, executed and delivered to the Trustee, in a form reasonably satisfactory to the Trustee, all the obligations of such Guarantor under its Guarantee and the Indenture;

      (ii) immediately before and immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

      (iii) such Guarantor shall have delivered to the Trustee an officers' certificate and an opinion of counsel in form and substance reasonably satisfactory to the Trustee, each stating that such consolidation, merger, sale, assignment, conveyance, transfer, lease or disposition and such supplemental indenture comply with the Indenture, and thereafter all obligations of the predecessor shall terminate.

The provisions of this paragraph shall not apply to any transaction (including any Asset Sale made in accordance with "Certain Covenants--Limitation on Sale of Assets") with respect to any Guarantor (i) if the Guarantee of such Guarantor is released in connection with such transaction in accordance with the last sentence of "Certain Covenants--Limitation on Guarantees by Restricted Subsidiaries" or (ii) if such transaction need not comply with the provisions set forth in "Certain Covenants--Limitation on Sale of Assets" because the properties or assets so sold, assigned, conveyed, transferred, leased or otherwise disposed of do not constitute an "Asset Sale" by operation of the provisions of clause (y) of the last sentence of the definition of Asset Sale.

   In the event of any transaction (other than a lease) described in and complying with the conditions listed in the immediately preceding paragraphs in which the Company or any Guarantor is not the continuing corporation, the successor Person formed or remaining shall succeed to, and be substituted for, and may exercise every right and power of, the Company or such Guarantor, as the case may be, and the Company or such Guarantor, as the case may be, would be discharged from all obligations and covenants under the Indenture and the notes.

Events of Default

   An Event of Default will occur under the Indenture if:

      (i) there shall be a default in the payment of any interest on any Note when it becomes due and payable, and such default shall continue for a period of 30 days;

      (ii) there shall be a default in the payment of the principal of (or premium, if any, on) any Note at its Maturity (upon acceleration, optional or mandatory redemption, required repurchase or otherwise);

      (iii) (a) there shall be a default in the performance, or breach, of any covenant or agreement of the Company or any Guarantor under the Indenture (other than a default in the performance, or breach, of a covenant or agreement which is specifically dealt with in clauses (i) or (ii) or in clauses (b), (c) and (d) of this clause (iii)) and such default or breach shall continue for a period of 30 days after written notice has been given, by certified mail, (x) to the Company by the Trustee or (y) to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the outstanding notes, specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" under the Indenture; (b) there shall be a default in the performance or breach of the provisions described in "Consolidation, Merger, Sale of Assets"; (c) the Company shall have failed to make or consummate an Offer in accordance with the provisions of "Certain Covenants--Limitation on Sale of Assets," or (d) the Company shall have failed to make or consummate a Change of Control Offer in accordance with the provisions of "Certain Covenants--Purchase of Notes Upon a Change of Control";

      (iv) one or more defaults shall have occurred under any agreements, indentures or instruments under which the Company, any Guarantor or any Subsidiary then has outstanding Indebtedness in excess of $10.0 million in the aggregate and, if not already matured at its final maturity in accordance with its terms, such Indebtedness shall have been accelerated;

      (v) any Guarantee shall for any reason cease to be, or be asserted in writing by any Guarantor or the Company not to be, in full force and effect and enforceable in accordance with its terms, except to the extent contemplated by the Indenture and any such Guarantee;

      (vi) one or more judgments, orders or decrees for the payment of money in excess of $15.0 million, either individually or in the aggregate (net of amounts covered by insurance, bond, surety or similar instrument), shall be entered against the Company, any Guarantor, any Subsidiary or any of their respective properties and shall not be discharged and either (a) any creditor shall have commenced an enforcement proceeding upon such judgment, order or decree or (b) there shall have been a period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of an appeal or otherwise, shall not be in effect;

      (vii) any holder or holders of at least $10.0 million in aggregate principal amount of Indebtedness of the Company, any Guarantor or any Subsidiary after a default under such Indebtedness shall notify the Trustee of the intended sale or disposition of any assets of the Company, any Guarantor or any Subsidiary that have been pledged to or for the benefit of such holder or holders to secure such Indebtedness or shall commence proceedings, or take any action (including by way of set-off), to retain in satisfaction of such Indebtedness or to collect on, seize, dispose of or apply in satisfaction of Indebtedness, assets of the Company, any Guarantor or any Subsidiary (including funds on deposit or held pursuant to lock-box and other similar arrangements);

      (viii) there shall have been the entry by a court of competent jurisdiction of (a) a decree or order for relief in respect of the Company, any Guarantor or any Subsidiary in an involuntary case or proceeding under any applicable Bankruptcy Law or (b) a decree or order adjudging the Company, any Guarantor or any Subsidiary bankrupt or insolvent, or seeking reorganization, arrangement, adjustment or composition of or in respect of the Company, any Guarantor or any Subsidiary under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company, any Guarantor or any Subsidiary or of any substantial part of their respective properties, or ordering the winding up or liquidation of their affairs, and any such decree or order for relief shall continue to be in effect, or any such other decree or order shall be unstayed and in effect, for a period of 60 consecutive days; or

      (ix) (a) the Company, any Guarantor or any Subsidiary commences a voluntary case or proceeding under any applicable Bankruptcy Law or any other case or proceeding to be adjudicated bankrupt or insolvent, (b) the Company, any Guarantor or any Subsidiary consents to the entry of a decree or order for relief in respect of the Company, any Guarantor or such Subsidiary in an involuntary case or proceeding under any applicable Bankruptcy Law or to the commencement of any bankruptcy or insolvency case or proceeding against it,
   (c) the Company, any Guarantor or any Subsidiary files a petition or answer or consent seeking reorganization or relief under any applicable federal or state law, (d) the Company, any Guarantor or any Subsidiary (x) consents to the filing of such petition or the appointment of, or taking possession by, a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Company, any Guarantor or such Subsidiary or of any substantial part of their respective properties, (y) makes an assignment for the benefit of creditors or (z) admits in writing its inability to pay its debts generally as they become due or (e) the Company, any Guarantor or any Subsidiary takes any corporate action in furtherance of any such actions in this paragraph (ix).

   If an Event of Default (other than as specified in clauses (viii) and (ix) of the prior paragraph) shall occur and be continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of the notes then outstanding may, and the Trustee at the request of such Holders shall, declare all unpaid principal of, premium, if any, and accrued interest on all the notes to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by the Holders of the notes); provided that so long as the Credit Agreement is in effect, such declaration shall not become effective until the earlier of (a) five business days after receipt of such notice of acceleration from the Holders or the Trustee by the agent under the Credit Agreement or (b) acceleration of the Indebtedness under the Credit Agreement. Thereupon such principal shall become immediately due and payable, and the Trustee may, at its discretion, proceed to protect and enforce the rights of the holders of notes by appropriate judicial proceeding. If an Event of Default specified in clause (viii) or (ix) of the prior paragraph occurs and is continuing, then all the notes shall ipso facto become and be immediately due and payable, in an amount equal to the principal amount of the notes, together with accrued and unpaid interest, if any, to the date the notes become due and payable, without any declaration or other act on the part of the Trustee or any Holder. The Trustee or, if notice of acceleration is given by the Holders, the Holders shall give notice to the agent under the Credit Agreement of any such acceleration.

   After a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of notes outstanding, by written notice to the Company and the Trustee, may rescind and annul such declaration and its consequences if (a) the Company has paid or deposited with the Trustee a sum sufficient to pay (i) all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, (ii) all overdue interest on all notes, and (iii) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the notes; and (b) all Events of Default, other than the nonpayment of principal of the notes which have become due solely by such declaration of acceleration, have been cured or waived; and (c) the rescission will not conflict with any judgment or decree.

   The holders of not less than a majority in aggregate principal amount of the notes outstanding may on behalf of the holders of all the notes waive any past defaults under the Indenture and its consequences, except a default in the payment of the principal of, premium, if any, or interest on any note, or in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each Note outstanding.

   The Company is also required to notify the Trustee within five business days of the occurrence of any Default.

   The Trust Indenture Act contains limitations on the rights of the Trustee, should it become a creditor of the Company or any Guarantor, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided that if it acquires any conflicting interest it must eliminate such conflict upon the occurrence of an Event of Default or else resign.

Legal Defeasance and Covenant Defeasance

   The Company may, at its option and at any time, elect to have its obligations discharged with respect to the outstanding notes ("Legal Defeasance"). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding notes, except for:

      (i) the rights of holders of the notes to receive payments in respect of the principal of, premium, if any, and interest on the notes when such payments are due;

      (ii) the Company's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payments;

      (iii) the rights, powers, trust, duties and immunities of the Trustee and the Company's obligations in connection therewith; and

      (iv) the Legal Defeasance provisions of the Indenture.

In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the notes.

   In order to exercise either Legal Defeasance or Covenant Defeasance:

      (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the notes cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

      (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

      (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the holders of the notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

      (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default with respect to the Indenture resulting from the Incurrence of Indebtedness, all or a portion of which will be used to defease the notes concurrently with such Incurrence);

      (v) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

      (vi) the Company shall have delivered to the Trustee an officers' certificate stating that the deposit was not made by the Company with the intent of preferring the holders of the notes over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others;

      (vii) the Company shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with;

      (viii) the Company shall have delivered to the Trustee an opinion of counsel to the effect that (A) the trust funds will not be subject to any rights of holders of Indebtedness of the Company other than the notes and
   (B) assuming no intervening bankruptcy of the Company between the date of deposit and the 91st day following the deposit and that no Holder of the notes is an insider of the Company, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and

      (ix) certain other customary conditions precedent specified in the Indenture are satisfied.

Satisfaction and Discharge

   The Indenture shall cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the notes, as expressly provided for in the Indenture) as to all outstanding notes when:

      (a) either (i) all the notes theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid) canceled or have been delivered to the Trustee for cancellation or (ii) all notes not theretofore delivered to the Trustee canceled or for cancellation
   (x) have become due and payable, (y) will become due and payable at their Stated Maturity within one year, or (z) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire indebtedness on the notes not theretofore delivered to the Trustee canceled or for cancellation, including principal of, premium, if any, and accrued interest at such Stated Maturity or redemption date;

      (b) the Company or any Guarantor has paid or caused to be paid all other sums payable under the Indenture by the Company or any Guarantor; and

      (c) the Company has delivered to the Trustee an officers' certificate and an opinion of counsel each stating that (i) all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with and (ii) such satisfaction and discharge will not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound.

Modifications and Amendments

   Modifications and amendments of the Indenture may be made by the Company, each Guarantor, if any, and the Trustee with the consent of the Holders of not less than a majority in aggregate outstanding principal amount of the notes; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding note affected thereby:

      (i) change the Stated Maturity of the principal of, or any installment of interest on, any note or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or change the coin or currency in which the principal of any note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof;

      (ii) amend, change or modify the obligation of the Company to make and consummate an Offer with respect to any Asset Sale or Asset Sales in accordance with "Certain Covenants--Limitation on Sale of Assets" or the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control in accordance with "Certain Covenants--Purchase of Notes Upon a Change of Control," including amending, changing or modifying any definitions with respect thereto;

      (iii) reduce the percentage in principal amount of outstanding notes, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver;

      (iv) modify any of the provisions relating to supplemental indentures requiring the consent of holders or relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase the percentage of outstanding notes required for such actions or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each note affected thereby;

      (v) except as otherwise permitted under "Consolidation, Merger, Sale of Assets," consent to the assignment or transfer by the Company or any Guarantor of any of its rights and obligations under the Indenture; or

      (vi) amend or modify any of the provisions of the Indenture relating to the subordination of the notes or any Guarantee in any manner adverse to the holders of the notes or any Guarantee.

   The holders of not less than a majority in aggregate principal amount of the notes outstanding may waive compliance with certain restrictive covenants and provisions of the Indenture.

Governing Law

   The Indenture, the notes and the Guarantees will be governed by, and construed in accordance with the laws of the State of New York, without giving effect to the conflicts of law principles thereof.

Book-Entry, Delivery and Form

   The notes will be issued in the form of one or more global securities. The global securities will be deposited with, or on behalf of, The Depository Trust Company, or DTC, and registered in the name of Cede & Co., as nominee of DTC, or will remain in the custody of the trustee pursuant to the FAST Balance Certificate Agreement between DTC and the trustee. Except as set forth below, the global securities may be transferred, in whole and not in part, only to DTC or another nominee of DTC. Investors may hold their beneficial interests in the global securities directly through DTC if they have an account with DTC or indirectly through organizations that have accounts with DTC.

   The description of the operations and procedures of DTC set forth below is provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change by DTC from time to time. The Company takes no responsibility for these operations or procedures, and purchasers of the notes are urged to contact DTC or its participants directly to discuss these matters.

   DTC has advised the Company that it is:

  . a limited purpose trust company organized under the laws of the State of New York;

  .  a "banking organization" within the meaning of the New York Banking Law;

  .  a member of the Federal Reserve System;

  . a "clearing corporation" within the meaning of the New York Uniform Commercial Code, as amended; and

  .  a "clearing agency" registered under Section 17A of the Exchange Act.

   DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions among its participants through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of certificates. DTC's participants include securities brokers and dealers, banks; trust companies; clearing corporations and some other organizations. Indirect access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a participant in DTC, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants in DTC.

   The Company expects that pursuant to procedures established by DTC:

  . upon the issuance and deposit of the global securities, DTC will credit, on its book-entry registrations and transfer system, the aggregate principal amount of notes represented by such global securities to the accounts of participants in DTC designated by the underwriter with an interest in the global securities; and

  . ownership of the notes will be shown on, and the transfer of ownership of the notes will be effected only through, records maintained by DTC, with respect to the interests of participants in DTC, and the records of participants and indirect participants, with respect to the interests of persons other than participants in DTC.

   The laws of some jurisdictions may require that some purchasers of securities take physical delivery of the securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to these persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer that interest to persons or entities that do not participate in DTC's system, or to otherwise take actions in respect of that interest, may be affected by the lack of a physical definitive security in respect of the interest.

   So long as DTC or its nominee is the registered owner of a global note, DTC or the nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

  . will not be entitled to have notes represented by the global note registered in their names;

  . will not receive or be entitled to receive physical delivery of certificated notes; and

  . will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

   Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if the holder is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the holder owns its interest, to exercise any rights of a holder of notes under the indenture or the global note. We understand that under existing industry practice, if we request any action of holders of notes, or a holder that is an owner of a beneficial interest in a global note desires to take any action that DTC, as the holder of the global note, is entitled to take, then DTC would authorize its participants to take the action and the participants would authorize holders owning through participants to take the action or would otherwise act upon the instruction of such holders. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to the notes.

   Payments with respect to the principal of, and premium, if any, and interest on, any notes represented by a global note registered in the name of DTC or its nominee on the applicable record date will be payable by the trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the global note representing those notes under the indenture. Under the terms of the indenture, the Company and the Trustee may treat the persons in whose names the notes, including the global notes, are registered as the owners of the notes for the purpose of receiving payment on the notes and for any and all other purposes whatsoever. Accordingly, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, including principal, premium, if any, and interest. Payments by the participants and the indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of the participants or the indirect participants and DTC.

   Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

   Although DTC has agreed to the above procedures to facilitate transfers of interests in the global notes among participants in DTC, it is under no obligation to perform or to continue to perform the procedures, and the procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Same-Day Settlement and Payment

   Settlement for the notes will be made in same day funds. All payments of principal and interest will be made by the Company in same day funds. The notes will trade in the Same-Day Funds Settlement System of DTC until maturity, and secondary market trading activity for the notes will therefore settle in same day funds.

Certain Definitions

   "Acquired Indebtedness" means Indebtedness of a Person (i) existing at the time such Person becomes a Restricted Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case, other than Indebtedness incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Restricted Subsidiary.

   "Affiliate" means, with respect to any specified Person:

      (i) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person;

      (ii) any other Person that owns, directly or indirectly, 5% or more of such Person's Capital Stock or any officer or director of any such Person or other Person or, with respect to any natural Person, any person having a relationship with such Person by blood, marriage or adoption not more remote than first cousin;

      (iii) any other Person 10% or more of the voting Capital Stock of which are beneficially owned or held directly or indirectly by such specified Person.

For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

   "Asset Sale" means any sale, issuance, conveyance, transfer, lease or other disposition (including, without limitation, by way of merger, consolidation or Sale and Leaseback Transaction) (collectively, a "transfer"), directly or indirectly, in one or a series of related transactions, of:

      (i) any Capital Stock of any Restricted Subsidiary;

      (ii) all or substantially all of the properties and assets of any division or line of business of the Company or its Restricted Subsidiaries; or

      (iii) any other properties or assets of the Company or any Restricted Subsidiary, other than in the ordinary course of business.

For the purposes of this definition, the term "Asset Sale" shall not include
(x) any transfer of properties and assets (A) that is governed by the first paragraph under "Consolidation, Merger, Sale of Assets" or (B) that is of the Company to any Restricted Subsidiary, or of any Subsidiary to the Company or any Subsidiary in accordance with the terms of the Indenture or (y) transfers of properties and assets in any given fiscal year with an aggregate Fair Market Value of less than $3.0 million.

   "Asset Swap" means the execution of a definitive agreement, subject only to customary closing conditions, that the Company in good faith believes will be satisfied, for a substantially concurrent purchase and sale, or exchange of Productive Assets between the Company or any of its Restricted Subsidiaries and another Person or group of affiliated Persons; it being understood that an Asset Swap may include a cash equalization payment made in connection therewith provided that such cash payment, if received by the Company or its Subsidiaries, shall be deemed to be proceeds received from an Asset Sale and applied in accordance with "Certain Covenants --Limitation on Asset Sales."

   "Average Life to Stated Maturity" means, as of the date of determination with respect to any Indebtedness, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from the date of determination to the date or dates of each successive scheduled principal payment of such Indebtedness multiplied by (b) the amount of each such principal payment by
(ii) the sum of all such principal payments.

   "Bankruptcy Law" means Title 11, United States Bankruptcy Code of 1978, as amended, or any similar United States Federal or State law relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization or relief of debtors or any amendment to, succession to or change in any such law.

   "Borrowing Base" means the sum of (i) 85% of accounts receivable of the Company and its Subsidiaries and (ii) 50% of the net book value of the inventory of the Company and its Subsidiaries, in each case, as determined on a consolidated basis in accordance with GAAP.

   "Capital Lease Obligation" means any obligations of the Company and its Restricted Subsidiaries on a Consolidated basis under any capital lease of real or personal property which, in accordance with GAAP, has been recorded as a capitalized lease obligation.

   "Capital Stock" of any Person means any and all shares, interests, participations or other equivalents (however designated) of such Person's capital stock.

   "Code" means the Internal Revenue Code of 1986, as amended.

   "Commission" means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act, or if at any time after the execution of the Indenture such Commission is not existing and performing the duties now assigned to it under the Trust Indenture Act, then the body performing such duties at such time.

   "Company" means Constellation Brands, Inc., a corporation incorporated under the laws of Delaware, until a successor Person shall have become such pursuant to the applicable provisions of the Indenture, and thereafter "Company" shall mean such successor Person.

   "Consolidated Fixed Charge Coverage Ratio" of the Company means, for any period, the ratio of (a) the sum of Consolidated Net Income (Loss), Consolidated Interest Expense, Consolidated Income Tax Expense and Consolidated Non-cash Charges deducted in computing Consolidated Net Income (Loss) in each case, for such period, of the Company and its Restricted Subsidiaries on a Consolidated basis, all determined in accordance with GAAP to (b) the sum of Consolidated Interest Expense for such period and cash and non-cash dividends paid on any Preferred Stock of the Company and its Restricted Subsidiaries during such period; provided that (i) in making such computation, the Consolidated Interest Expense attributable to interest on any Indebtedness computed on a pro forma basis and (A) bearing a floating interest rate, shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period and (B) which was not outstanding during the period for which the computation is being made but which bears, at the option of the Company, a fixed or floating rate of interest, shall be computed by applying at the option of the Company, either the fixed or floating rate and (ii) in making such computation, the Consolidated Interest Expense of the Company attributable to interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period.

   "Consolidated Income Tax Expense" means for any period, as applied to the Company, the provision for federal, state, local and foreign income taxes of the Company and its Consolidated Restricted Subsidiaries for such period as determined in accordance with GAAP on a Consolidated basis.

   "Consolidated Interest Expense" of the Company means, without duplication, for any period, the sum of (a) the interest expense of the Company and its Consolidated Restricted Subsidiaries for such period, on a Consolidated basis, including, without limitation, (i) amortization of debt discount, (ii) the net cost under interest rate contracts (including amortization of discounts), (iii) the interest portion of any deferred payment obligation and (iv) accrued interest, plus (b) (i) the interest component of the Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by the Company during such period and (ii) all capitalized interest of the Company and its Restricted Subsidiaries, in each case as determined in accordance with GAAP on a consolidated basis. Whenever pro forma effect is to be given to an acquisition or disposition of assets for the purpose of calculating the Consolidated Fixed Charge Coverage Ratio, the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection with such acquisition or disposition of assets, shall be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act, as in effect on the date of such calculation.

   "Consolidated Net Income (Loss)" of the Company means, for any period, the Consolidated net income (or loss) of the Company and its Consolidated Restricted Subsidiaries for such period as determined in accordance with GAAP on a Consolidated basis, adjusted, to the extent included in calculating such net income (loss), by excluding, without duplication,

      (i) all extraordinary gains or losses (less all fees and expenses relating thereto),

      (ii) the portion of net income (or loss) of the Company and its Restricted Subsidiaries allocable to minority interests in unconsolidated Persons to the extent that cash dividends or distributions have not actually been received by the Company or one of its Restricted Subsidiaries,

      (iii) net income (or loss) of any Person combined with the Company or any of its Restricted Subsidiaries on a "pooling of interests" basis attributable to any period prior to the date of combination,

      (iv) any gain or loss, net of taxes, realized upon the termination of any employee pension benefit plan,

      (v) net gains (but not losses) (less all fees and expenses relating thereto) in respect of dispositions of assets other than in the ordinary course of business, or

      (vi) the net income of any Restricted Subsidiary to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations applicable to that Restricted Subsidiary or its stockholders.

Whenever pro forma effect is to be given to an acquisition or disposition of assets for the purpose of calculating the Consolidated Fixed Charge Coverage Ratio, the amount of income or earnings related to such assets shall be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act, as in effect on the date of such calculation.

   "Consolidated Net Tangible Assets" means with respect to any Person, as of any date of determination, the book value of such Persons total assets, less goodwill, deferred financing costs and other intangibles and less accumulated amortization, shown on the most recent balance sheet of such Person, determined on a consolidated basis in accordance with GAAP.

   "Consolidated Net Worth" of any Person means the Consolidated stockholders' equity (excluding Redeemable Capital Stock) of such Person and its subsidiaries, as determined in accordance with GAAP on a Consolidated basis.

   "Consolidated Non-cash Charges" of the Company means, for any period, the aggregate depreciation, amortization and other non-cash charges of the Company and its Consolidated Restricted Subsidiaries for such period, as determined in accordance with GAAP on a Consolidated basis (excluding any non-cash charge which requires an accrual or reserve for cash charges for any future period).

   "Consolidation" means, with respect to any Person, the consolidation of the accounts of such Person and each of its subsidiaries if and to the extent the accounts of such Person and each of its subsidiaries would normally be consolidated with those of such Person, all in accordance with GAAP. The term "Consolidated" shall have a similar meaning.

   "Credit Agreement" means the Credit Agreement, dated as of October 6, 1999, as amended by Amendment No. 1 thereto on February 13, 2001, Amendment No. 2 thereto on May 16, 2001, Amendment No. 3 thereto on September 7, 2001 and Amendment No. 4 thereto on January 15, 2002, between the Company, the Subsidiaries of the Company identified on the signature pages thereof, the lenders named therein and The Chase Manhattan Bank, as Administrative Agent, The Bank of Nova Scotia, as Syndication Agent, and Credit Suisse First Boston and Citicorp USA, Inc., as Co-Documentation Agents (also referred to in this prospectus supplement as the "senior credit facility") including any deferrals, renewals, extensions, replacements, refinancings or refundings thereof or amendments, modifications or supplements thereto and any agreements therefor (including any of the foregoing that increase the principal amount of Indebtedness or the commitments to lend thereunder and have been made in compliance with the provisions of "Certain Covenants--Limitation on Indebtedness"; provided that, for purposes of the definition of "Permitted Indebtedness," no such increase may result in the principal amount of Indebtedness of the Company under the Credit Agreement exceeding the amount permitted by subparagraph (b)(1) of "Certain Covenants--Limitation on Indebtedness"), whether by or with the same or any other lender, creditor, group of lenders or group of creditors, and including related notes, guarantees and note agreements and other instruments and agreements executed in connection therewith.

   "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

   "Designated Senior Indebtedness" means (i) any Indebtedness outstanding under the Credit Agreement and (ii) any other Senior Indebtedness which, at the time of determination has an aggregate principal amount outstanding, together with any commitments to lend additional amounts, of at least $50.0 million if the instrument governing such other Senior Indebtedness expressly states that such Indebtedness is "Designated Senior Indebtedness" for purposes of the Indenture.

   "Designation" has the meaning set forth under "Certain
Covenants--Designation of Unrestricted Subsidiaries."

   "Designation Amounts" has the meaning set forth under "Certain
Covenants--Designation of Unrestricted Subsidiaries."

   "Domestic Restricted Subsidiary" means a Restricted Subsidiary of the Company organized under the laws of the United States or any political subdivision thereof or the operations of which are located substantially inside the United States.

   "Exchange Act" means the Securities Exchange Act of 1934, as amended.

   "Fair Market Value" means, with respect to any asset or property, the sale value that would be obtained in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy.

   "Foreign Restricted Subsidiary" means a Restricted Subsidiary of the Company not organized under the laws of the United States or any political subdivision thereof and the operations of which are located substantially outside of the United States.

   "GAAP" or "Generally Accepted Accounting Principles" means generally accepted accounting principles in the United States, consistently applied, which are in effect on the date of the Indenture.

   "Guarantee" means the guarantee by each Guarantor of the Company's Indenture Obligations pursuant to a guarantee given in accordance with the Indenture, including the Guarantees by the Guarantors and any Guarantee delivered pursuant to provisions of "Certain Covenants--Limitation on Guarantees of Restricted Subsidiaries."

   "Guaranteed Debt" of any Person means, without duplication, all Indebtedness of any other Person referred to in the definition of Indebtedness contained in this Section guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement:

      (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness,

      (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss,

      (iii) to supply funds to, or in any other manner invest in, the debtor (including any agreement to pay for property or services without requiring that such property be received or such services be rendered),

      (iv) to maintain working capital or equity capital of the debtor, or otherwise to maintain the net worth, solvency or other financial condition of the debtor or

      (v) otherwise to assure a creditor against loss; provided that the term "guarantee" shall not include endorsements for collection or deposit, in either case in the ordinary course of business.

   "Guarantor" means the Subsidiaries listed on the signature pages of the Indenture as guarantors and each other Subsidiary, formed, created or acquired after the Issue Date, required to become a Guarantor after the Issue Date, pursuant to "Certain Covenants--Limitation on Guarantees by Restricted Subsidiaries."

   "Hedging Agreement" means, with respect to any Person, all interest rate swap or similar agreements or foreign currency or commodity hedge, exchange or similar agreements of such Person.

   "Hedging Obligations" means, with respect to any Person, the Obligations of such Person under Hedging Agreements.

   "Holders" mean the registered Holders of the notes.

   "Incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (including by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and "Incurrence," "Incurred" and "Incurring" shall have meanings correlative to the foregoing). Indebtedness of any Acquired Person or any of its Subsidiaries existing at the time such Acquired Person becomes a Subsidiary (or is merged into or consolidated with the Company or any Subsidiary), whether or not such Indebtedness was Incurred in connection with, as a result of, or in contemplation of, such Acquired Person becoming a Subsidiary (or being merged into or consolidated with the Company or any Subsidiary), shall be deemed Incurred at the time any such Acquired Person becomes a Subsidiary or merges into or consolidates with the Company or any Subsidiary.

   "Indebtedness" means, with respect to any Person, without duplication,

      (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities arising in the ordinary course of business, but including, without limitation, all obligations, contingent or otherwise, of such Person in connection with any letters of credit issued under letter of credit facilities, acceptance facilities or other similar facilities and in connection with any agreement to purchase, redeem, exchange, convert or otherwise acquire for value any Capital Stock of such Person, or any warrants, rights or options to acquire such Capital Stock, now or hereafter outstanding,

      (ii) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments,

      (iii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade payables arising in the ordinary course of business,

      (iv) all Hedging Obligations of such Person,

      (v) all Capital Lease Obligations of such Person,

      (vi) all Indebtedness referred to in clauses (i) through (v) above of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien, upon or with respect to property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness,

      (vii) all Guaranteed Debt of such Person,

      (viii) all Redeemable Capital Stock valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends, and

      (ix) any amendment, supplement, modification, deferral, renewal, extension, refunding or refinancing of any liability of the types referred to in clauses (i) through (viii) above.

For purposes hereof, the "maximum fixed repurchase price" of any Redeemable Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Redeemable Capital Stock, such Fair Market Value to be determined in good faith by the board of directors of the issuer of such Redeemable Capital Stock.

   "Indenture Obligations" means the obligations of the Company and any other obligor under the Indenture or under the notes, including any Guarantor, to pay principal of, premium, if any, and interest when due and payable, and all other amounts due or to become due under or in connection with the Indenture, the notes and the performance of all other obligations to the Trustee and the Holders under the Indenture and the notes, according to the terms thereof.

   "Insolvency or Liquidation Proceeding" means, with respect to any Person, any liquidation, dissolution or winding up of such Person, or any bankruptcy, reorganization, insolvency, receivership or similar proceeding with respect to such Person, whether voluntary or involuntary.

   "Investments" means, with respect to any Person, directly or indirectly, any advance, loan (including guarantees), or other extension of credit or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase, acquisition or ownership by such Person of any Capital Stock, bonds, notes, debentures or other securities issued or owned by, any other Person and all other items that would be classified as investments on a balance sheet prepared in accordance with GAAP.

   "Issue Date" means the original issue date of the notes.

   "Lien" means any mortgage, charge, pledge, lien (statutory or otherwise), privilege, security interest, hypothecation or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired.

   "Maturity" when used with respect to any Note means the date on which the principal of such Note becomes due and payable as therein provided or as provided in the Indenture, whether at Stated Maturity, the Offer Date or the redemption date and whether by declaration of acceleration, Offer in respect of Excess Proceeds, Change of Control, call for redemption or otherwise.

   "Net Cash Proceeds" means (a) with respect to any Asset Sale by any Person, the proceeds thereof in the form of cash or Temporary Cash Investments including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed for, cash or Temporary Cash Investments (except to the extent that such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary) net of (i) brokerage commissions and other actual fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale, (ii) provisions for all taxes payable as a result of such Asset Sale, (iii) payments made to retire Indebtedness where payment of such Indebtedness is secured by the assets or properties the subject of such Asset Sale, (iv) amounts required to be paid to any Person (other than the Company or any Restricted Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale and (v) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an officers' certificate delivered to the Trustee and (b) with respect to any issuance or sale of Capital Stock or options, warrants or rights to purchase Capital Stock, or debt securities or Capital Stock that have been converted into or exchanged for Capital Stock, as referred to under "Certain Covenants--Limitation on Restricted Payments," the proceeds of such issuance or sale in the form of cash or Temporary Cash Investments, including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed for, cash or Temporary Cash Investments (except to the extent that such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary), net of attorneys' fees, accountants' fees and brokerage, consultation, underwriting and other fees and expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

   "Obligations" means any principal, interest (including, without limitation, Post-Petition Interest), penalties, fees, indemnifications, reimbursement obligations, damages and other liabilities payable under the documentation governing any Indebtedness.

   "Other Indebtedness" has the meaning set forth under "Certain
Covenants--Limitation on Guarantees by Restricted Subsidiaries."

   "Outstanding Senior Notes" means the Company's 8 5/8% Senior Notes due 2006, 8% Senior Notes due 2008, 8 1/2% Series B Senior Notes due 2009 and 8 1/2% Series C Senior Notes due 2009.

   "Outstanding Senior Subordinated Notes" means the Company's 8 3/4% Senior Subordinated Notes due 2003 and 8 1/2% Senior Subordinated Notes due 2009.

   "Pari Passu Indebtedness" means any Indebtedness of the Company or a Guarantor that is pari passu in right of payment to the notes or a Guarantee, as the case may be.

   "Permitted Investment" means:

      (i) Investments in any Wholly Owned Restricted Subsidiary or any Person which, as a result of such Investment, becomes a Wholly Owned Restricted Subsidiary;

      (ii) Indebtedness of the Company or a Restricted Subsidiary described under clauses (iv) and (v) of the definition of "Permitted Indebtedness";

      (iii) Temporary Cash Investments;

      (iv) Investments acquired by the Company or any Restricted Subsidiary in connection with an Asset Sale permitted under "Certain Covenants--Limitation on Sale of Assets" to the extent such Investments are non-cash proceeds as permitted under such covenant;

      (v) guarantees of Indebtedness otherwise permitted by the Indenture;

      (vi) Investments in existence as of the date of the Indenture; and

      (vii) Investments in joint ventures in an aggregate amount not to exceed at any one time the greater of (x) $50.0 million and (y) 5.0% of Consolidated Net Tangible Assets.

   "Permitted Junior Securities" means any securities of the Company or any successor corporation provided for by a plan of reorganization or readjustment that are (i) equity securities without special covenants or (ii) debt securities expressly subordinated in right of payment to all Senior Indebtedness that may at the time be outstanding, to substantially the same extent as, or to a greater extent than, the notes are subordinated as provided in the Indenture, in any event pursuant to a court order so providing and as to which (a) the rate of interest on such securities shall not exceed the effective rate of interest on the notes on the date of the Indenture, (b) such securities shall not be entitled to the benefits of covenants or defaults materially more beneficial to the holders of such securities than those in effect with respect to the notes on the date of the Indenture and (c) such securities shall not provide for amortization (including sinking fund and mandatory prepayment provisions) commencing prior to the date six months following the final scheduled maturity date of the Senior Indebtedness (as modified by the plan of reorganization of readjustment pursuant to which such securities are issued).

   "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivisions thereof.

   "Post-Petition Interest" means, with respect to any Indebtedness of any Person, all interest accrued or accruing on such Indebtedness after the commencement of any Insolvency or Liquidation Proceeding against such Person in accordance with and at the contract rate (including, without limitation, any rate applicable upon default) specified in the agreement or instrument creating, evidencing or governing such Indebtedness, whether or not, pursuant to applicable law or otherwise, the claim for such interest is allowed as a claim in such Insolvency or Liquidation Proceeding.

   "Preferred Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person's preferred stock whether now outstanding, or issued after the date of the Issue Date, and including, without limitation, all classes and series of preferred or preference stock.

   "Productive Assets" means assets of a kind used or usable by the Company and its Restricted Subsidiaries in their businesses (including without limitation, contracts, leases, licenses, or other agreements of value to the Company or any of its Restricted Subsidiaries), provided, however, that productive assets to be acquired by the Company or any Restricted Subsidiary shall be, in the good faith judgment of management of the Company or such Restricted Subsidiary, assets which are reasonably related, ancillary or complementary to the business of the Company and its Restricted Subsidiaries as conducted on the Issue Date.

   "Public Equity Offering" means, with respect to the Company, an underwritten public offering of Qualified Capital Stock of the Company pursuant to an effective registration statement filed under the Securities Act (excluding registration statements filed on Form S-8).

   "Qualified Capital Stock" of any Person means any and all Capital Stock of such Person other than Redeemable Capital Stock.

   "Redeemable Capital Stock" means any Capital Stock that, either by its terms or by the terms of any security into which it is convertible or exchangeable or otherwise, is or upon the happening of an event (other than as a result of a change of control provision substantially similar to that contained in "Certain Covenants--Purchase of Notes Upon a Change of Control") or passage of time would be, required to be redeemed prior to any Stated Maturity of the principal of the notes or is redeemable at the option of the holder thereof at any time prior to any such Stated Maturity, or is convertible into or exchangeable for debt securities at any time prior to any such Stated Maturity at the option of the holder thereof.

   "Restricted Subsidiary" means any Subsidiary of the Company that has not been designated by the Board of Directors of the Company, by a resolution of the Board of Directors of the Company delivered to the Trustee, as an Unrestricted Subsidiary pursuant to "Certain Covenants--Designation of Unrestricted Subsidiaries" above. Any such designation may be revoked by a resolution of the Board of Directors of the Company delivered to the Trustee, subject to the provisions of such covenant.

   "Sale and Leaseback Transaction" means any transaction or series of related transactions pursuant to which the Company or a Restricted Subsidiary sells or transfers any property or asset in connection with the leasing, or the resale against installment payments, of such property or asset to the seller or transferor.

   "Securities Act" means the Securities Act of 1933, as amended.

   "Senior Guarantor Indebtedness" means, at any date: (a) all Obligations of the Guarantors under the Credit Agreement; provided, however, that any Indebtedness under any refinancing, refunding or replacement of the Credit Agreement shall not constitute Senior Guarantor Indebtedness to the extent that the Indebtedness thereunder is by its express terms subordinate to any other Indebtedness of any Guarantors; (b) all Hedging Obligations of the Guarantors;
(c) all Obligations of the Guarantors under stand-by letters of credit; and (d) all other Indebtedness of the Guarantors for borrowed money, including principal, premium, if any, and interest (including Post-Petition Interest) on such Indebtedness, unless the instrument under which such Indebtedness of the Guarantors for money borrowed is Incurred expressly provides that such Indebtedness for money borrowed is not senior or superior in right of payment to the notes, and all renewals, extensions, modifications, amendments or refinancings thereof. Notwithstanding the foregoing, Senior Guarantor Indebtedness shall not include (a) to the extent that it may constitute Indebtedness, any Obligation for federal, state, local or other taxes; (b) any Indebtedness among or between the Guarantors and any Subsidiary of the Guarantors or any Affiliate of the Guarantors or any of such Affiliate's Subsidiaries, unless and for so long as such Indebtedness has been pledged to secure obligations under or in respect of Senior Guarantor Indebtedness; (c) to the extent that it may constitute

Indebtedness, any Obligation in respect of any trade payable Incurred for the purchase of goods or materials, or for services obtained, in the ordinary course of business; (d) that portion of any Indebtedness that is Incurred in violation of the Indenture; (e) Indebtedness evidenced by the notes; (f) Indebtedness of the Guarantors that is expressly subordinate or junior in right of payment to any other Indebtedness of the Guarantors; (g) to the extent that it may constitute Indebtedness, any obligation owing under leases (other than Capital Lease Obligations) or management agreements; (h) any obligation that by operation of law is subordinate to any general unsecured obligations of the Guarantors; (i) Indebtedness represented by the Outstanding Senior Subordinated Notes; (j) Indebtedness incurred by Guarantors as part of the purchase price of the acquisition of assets or a business; and (k) Indebtedness of the Guarantors to the extent such Indebtedness is owed to and held by any federal, state, local or other governmental authority.

   "Senior Indebtedness" means, at any date,

      (a) all Obligations of the Company under the Credit Agreement; provided, however, that any Indebtedness under any refinancing, refunding or replacement of the Credit Agreement shall not constitute Senior Indebtedness to the extent that the Indebtedness thereunder is by its express terms subordinate to any other Indebtedness of the Company;

      (b) all Hedging Obligations of the Company;

      (c) all Obligations of the Company under stand-by letters of credit; and

      (d) all other Indebtedness of the Company for borrowed money, including principal, premium, if any, and interest (including Post-Petition Interest) on such Indebtedness, unless the instrument under which such Indebtedness of the Company for money borrowed is Incurred expressly provides that such Indebtedness for money borrowed is not senior or superior in right of payment to the notes, and all renewals, extensions, modifications, amendments or refinancings thereof.

   Notwithstanding the foregoing, Senior Indebtedness shall not include:

      (a) to the extent that it may constitute Indebtedness, any Obligation for federal, state, local or other taxes;

      (b) any Indebtedness among or between the Company and any Subsidiary of the Company or any Affiliate of the Company or any of such Affiliate's Subsidiaries, unless and for so long as such Indebtedness has been pledged to secure obligations under or in respect of Senior Indebtedness;

      (c) to the extent that it may constitute Indebtedness, any Obligation in respect of any trade payable Incurred for the purchase of goods or materials, or for services obtained, in the ordinary course of business;

      (d) that portion of any Indebtedness that is Incurred in violation of the Indenture;

      (e) Indebtedness evidenced by the notes;

      (f) Indebtedness of the Company that is expressly subordinate or junior in right of payment to any other Indebtedness of the Company;

      (g) to the extent that it may constitute Indebtedness, any obligation owing under leases (other than Capital Lease Obligations) or management agreements;

      (h) any obligation that by operation of law is subordinate to any general unsecured obligations of the Company;

      (i) Indebtedness represented by the Outstanding Senior Subordinated Notes;

      (j) Indebtedness incurred by the Company as part of the purchase price of the acquisition of assets or a business; and

      (k) Indebtedness of the Company to the extent such Indebtedness is owed to and held by any Federal, state, local or other governmental authority.

   "Stated Maturity" when used with respect to any Indebtedness or any installment of interest thereon, means the dates specified in such Indebtedness as the fixed date on which the principal of such Indebtedness or such installment of interest is due and payable.

   "Subordinated Indebtedness" means Indebtedness of the Company or a Guarantor subordinated in right of payment to the notes, the Outstanding Senior Subordinated Notes or a Guarantee, as the case may be.

   "Subsidiary" means any Person a majority of the equity ownership or the Voting Stock of which is at the time owned, directly or indirectly, by the Company or by one or more other Subsidiaries, or by the Company and one or more other Subsidiaries.

   "Temporary Cash Investments" means:

      (i) any evidence of Indebtedness of a Person, other than the Company or its Subsidiaries, maturing not more than one year after the date of acquisition, issued by the United States of America, or an instrumentality or agency thereof and guaranteed fully as to principal, premium, if any, and interest by the United States of America,

      (ii) any certificate of deposit, maturing not more than one year after the date of acquisition, issued by, or time deposit of, a commercial banking institution that is a member of the Federal Reserve System and that has combined capital and surplus and undivided profits of not less than $500.0 million, whose debt has a rating, at the time as of which any investment therein is made, of "P-1" (or higher) according to Moody's Investors Service, Inc. ("Moody's") or any successor rating agency or "A-1" (or higher) according to Standard and Poor's Corporation ("S&P") or any successor rating agency,

      (iii) commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate or Subsidiary of the Company) organized and existing under the laws of the United States of America with a rating, at the time as of which any investment therein is made, of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P and

      (iv) any money market deposit accounts issued or offered by a domestic commercial bank having capital and surplus in excess of $500.0 million.

   "Trust Indenture Act" means the Trust Indenture Act of 1939, as amended.

   "Unrestricted Subsidiary" means any Subsidiary of the Company designated as such pursuant to "Certain Covenants--Designation of Unrestricted Subsidiaries" above. Any such designation may be revoked by a resolution of the Board of Directors of the Company delivered to the Trustee, subject to the provisions of such covenant.

   "Voting Stock" means stock of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of a corporation (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

   "Wholly Owned Restricted Subsidiary" means any Restricted Subsidiary all the Capital Stock of which (other than directors' qualifying shares and up to 5% of the issued and outstanding Capital Stock which may be owned by executive officers of such Subsidiary) is owned by the Company or another Wholly Owned Restricted Subsidiary.

                                THE GUARANTORS

    The guarantors of the notes are the following subsidiaries of the Company:
Allberry, Inc., Barton Beers, Ltd., Barton Brands of California, Inc., Barton Brands of Georgia, Inc., Barton Brands, Ltd., Barton Canada, Ltd., Barton Distillers Import Corp., Barton Financial Corporation, Barton Incorporated, Batavia Wine Cellars, Inc., Canandaigua B.V., Canandaigua Europe Limited, Canandaigua Limited, Canandaigua Wine Company, Inc., Cloud Peak Corporation, Franciscan Vineyards, Inc., M.J. Lewis Corp., Monarch Import Company, Mt. Veeder Corporation, Polyphenolics, Inc., Ravenswood Winery, Inc., Roberts Trading Corp., and Stevens Point Beverage Co.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

   The following is a summary of certain material U.S. federal income tax consequences of the purchase, ownership and disposition of the notes, based upon the Internal Revenue Code of 1986, as amended, and existing regulations, rulings and judicial decisions as of the date of this prospectus supplement. Such authorities may be repealed, revoked or modified, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those discussed below. Except as specifically set forth in this prospectus supplement, this summary deals only with notes held as capital assets by initial holders, and does not deal with special situations, such as those of dealers in securities or currencies, financial institutions, banks, tax-exempt organizations, insurance companies, holders that are partnerships or other pass-through entities and holders whose "functional currency" is not the U.S. dollar, or special rules with respect to "straddle," "conversion," "hedging" or "constructive sales" transactions. This summary does not address the effect of any state, local, or foreign tax laws that may apply, or the application of the federal estate tax or the alternative minimum tax. This summary is not binding on the Internal Revenue Service or the courts. No ruling has been sought or will be sought from the Internal Revenue Service with respect to the positions and issues discussed herein, and there can be no assurance that the Internal Revenue Service will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the notes or that any such position would not be sustained. Prospective investors are urged to consult their tax advisors regarding the particular tax consequences of purchasing, holding and disposing of notes that may be specific to them, including the tax consequences arising under any state, local or foreign laws.

   As used in this prospectus supplement, the term "U.S. Holder" means a beneficial owner of a note who or that is for U.S. federal income tax purposes

      (i) a citizen or resident of the United States,

      (ii) a corporation created or organized in or under the laws of the United States or any political subdivision thereof,

      (iii) an estate the income of which is subject to U.S. federal income taxation regardless of source, or

      (iv) a trust if both: (A) a U.S. court is able to exercise primary supervision over the administration of the trust, and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (B) such trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

   As used in this prospectus supplement, the term "Non-U.S. Holder" means a beneficial owner of a note that is for U.S. federal income tax purposes a nonresident alien, or a corporation, estate, trust that is not a U.S. Holder.

U.S. Holders

   Interest. Interest (including Additional Interest, if any) on the notes generally will be taxable to a U.S. Holder as ordinary interest income at the time accrued or received in accordance with the U.S. Holder's regular method of accounting for federal income tax purposes.

   Dispositions. Upon the sale, exchange, retirement or other disposition of a note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the disposition (other than any amounts attributable to accrued but unpaid interest) and the holder's adjusted tax basis in the note. The gain or loss generally will be capital gain or loss. To the extent that the amount realized represents accrued but unpaid interest not previously taken into income, however, such amounts must be taken into account as interest income.

   For certain non-corporate U.S. Holders, including individuals, the rate of taxation of capital gains will depend upon the holder's holding period in the note, with a preferential rate generally available for notes held for more than one year. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

   The following discussion is limited to the U.S. federal income tax consequences relevant to a holder of a note that is a Non-U.S. Holder.

   Interest. Subject to the discussion below concerning backup withholding, payments of interest on a note to any Non-U.S. Holder will generally not be subject to U.S. federal income or withholding tax, provided that

      (i) the holder is not (A) a direct or indirect owner, taking into account certain attribution rules, of 10% or more of the total combined voting power of all voting stock of the issuer or (B) a controlled foreign corporation related to the issuer through stock ownership,

      (ii) such interest payments are not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States, and

      (iii) the issuer or its paying agent receives (A) from the Non-U.S. Holder, a properly completed Form W-8BEN, or substitute Form W-8BEN, under penalties of perjury, which provides the Non-U.S. Holder's name and address and certifies that the Non-U.S. Holder of the note is a Non-U.S. Holder or
   (B) from a security clearing organization, bank or other financial institution that holds the notes in the ordinary course of its trade or business (a "financial institution") on behalf of the Non-U.S. Holder, certification under penalties of perjury that such a Form W-8BEN or substitute Form W-8BEN has been received by it, or by another such financial institution, from the Non-U.S. Holder, and a copy of the Form W-8BEN or substitute Form W-8BEN, is furnished to the payor.

   A Non-U.S. Holder that does not qualify for exemption from withholding under the preceding paragraph generally will be subject to a 30% withholding tax, or lower applicable treaty rate, on the gross amount received. To the extent a Non-U.S. Holder seeks a reduced rate of withholding under a treaty, such holder must provide the issuer or its paying agent with a properly completed Form W-8BEN.

   If the payments of interest on a note are effectively connected with the conduct by a Non-U.S. Holder of a trade or business in the United States, such payments will be subject to U.S. federal income tax on a net basis at the rates applicable to United States persons generally (subject to modification under an applicable income tax treaty) and, with respect to corporate holders, may also be subject to a 30% branch profits tax. If payments are subject to U.S. federal income tax on a net basis in accordance with the rules described in the preceding sentence, those payments will not be subject to withholding tax so long as the holder provides the issuer or its paying agent with a properly executed Form W-8ECI.

   Non-U.S. Holders should consult any applicable income tax treaties, which may provide for a lower rate of withholding tax, exemption from or reduction of branch profits tax, or other rules different from those described above.

   Dispositions. Subject to the discussion below concerning backup withholding, any gain realized by a Non-U.S. Holder on the sale, exchange, retirement or other disposition of a note generally will not be subject to U.S. federal income or withholding tax, unless

      (i) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States,

      (ii) the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are satisfied, or

      (iii) the Non-U.S. Holder is subject to tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates.

Information Reporting and Backup Withholding

   Payments with respect to the notes and the proceeds upon the sale or other disposition of the notes may be subject to information reporting and possibly U.S. backup withholding tax. Backup withholding will not apply to a U.S. Holder who furnishes its correct taxpayer identification number and provides other certifications. Backup withholding will not apply to payments made by the issuer in respect of the notes to a Non-U.S. Holder, if the holder certifies, under penalty of perjury, that it is not a U.S. person and provides its name and address, provided that neither the issuer nor its paying agent has actual knowledge that the holder is a U.S. person, or the Non-U.S. Holder otherwise establishes an exemption. Copies of information returns may be made available, under the provisions of a specific treaty or agreement, to the tax authorities of the country in which the Non-U.S. Holder resides.

   Payment of proceeds from the disposition of notes to or through the United States office of any broker, U.S. or foreign, will be subject to information reporting and backup withholding unless the owner certifies as to its non-U.S. status under penalty of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of a note to or through a non-U.S. office of a non-U.S. broker that is not a "U.S. related person," as defined in applicable Treasury Regulations, will not be subject to information reporting or backup withholding. In the case of the payment of proceeds from the disposition of a note to or through a non-U.S. office of a broker that is a U.S. person or a "U.S. related person," the regulations require information reporting on the payment unless the broker has documentary evidence in its files that the owner is not a U.S. person and the broker has no knowledge to the contrary. Backup withholding will not apply to payments made through a non-U.S. foreign office of a broker that is a U.S. person or a "U.S. related person," absent actual knowledge that the payee is a U.S. person.

   The rate of backup withholding tax is currently 30% and is scheduled to be reduced gradually to 28% by the year 2006. Amounts withheld under the backup withholding rules do not constitute a separate United States federal income tax. Rather, any amount withheld under the backup withholding rules will be allowed as a refund or a credit against a holder's U.S. federal income tax liability, if any, provided that the requisite procedures are followed.

                                 UNDERWRITING

   Subject to the terms and conditions set forth in the underwriting agreement dated the date of this prospectus supplement, we have agreed to sell to the underwriters named below, and each underwriter has severally agreed to purchase from us, the principal amount of the notes that appears opposite its name below:

                Underwriter                    Principal Amount
                -----------                    ----------------
                J.P. Morgan Securities Inc....   $122,767,750
                Deutsche Banc Alex. Brown Inc.     33,482,250
                Salomon Smith Barney Inc......     33,482,250
                UBS Warburg LLC...............     33,482,250
                Barclays Bank PLC.............      8,928,500
                Fleet Securities, Inc.........      8,928,500
                Scotia Capital (USA) Inc......      8,928,500
                                                 ------------
                Total.........................   $250,000,000
                                                 ============

   The underwriting agreement provides that the underwriters will purchase all of the notes if any of them are purchased.

   The underwriters have advised us that they propose to offer the notes from time to time for sale in one or more negotiated transactions, or otherwise, at market prices prevailing at the time of sale at prices related to such prevailing market prices or at negotiated prices. The underwriters may effect such transactions by selling the note to or through dealers, and such dealers may receive compensation in the form of underwriting discounts, concessions or commission for the underwriters and/or the purchasers of the notes for whom they may act as agent. The underwriters and any dealers that participate with the underwriters in the distribution of the notes may be deemed to be underwriters, and any discounts or commissions received by them and any profit on the resale of the notes by them may be deemed to be underwriting discounts or commission, under the Securities Act of 1933, as amended.

   The notes are a new issue of securities, and there is currently no established trading market for the notes. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so. The underwriters may discontinue any market making in the notes at any time at their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices that you receive when you sell will be favorable.

   We have agreed that we will not offer or sell any of our debt securities (other than the notes) for a period of time beginning on the date of this prospectus supplement and ending on January 23, 2002.

   We have also agreed to pay our expenses related to the offering, which we estimate will be $500,000.

   We have also agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments which the underwriter may be required to make respect of any such liabilities.

   The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes may, in certain jurisdictions, be restricted by law. We and the underwriters require from the persons who receive this prospectus supplement and the accompanying prospectus to inform themselves of and observe all those restrictions. Neither we nor the underwriters accept any legal responsibility for any violation by any person.

   In the ordinary course of business, certain of the underwriters and/or their respective affiliates have provided in the past and may provide in the future investment banking, commercial lending, financial advisory and other services to us and our affiliates. The Chase Manhattan Bank, an affiliate of J.P. Morgan Securities Inc., Citicorp USA, Inc., an affiliate of Salomon Smith Barney Inc., Deutsche Bank, New York and/or Cayman Islands Branch, an affiliate of Deutsche Banc Alex. Brown Inc., Barclays Bank PLC, Fleet National Bank, an affiliate of Fleet Securities, Inc., and The Bank of Nova Scotia, an affiliate of Scotia Capital (USA) Inc., are lenders under our senior credit facility, a portion of which will be repaid with the proceeds of this offering.

                                LEGAL OPINIONS

   The validity of the notes offered hereby will be passed upon for us by McDermott, Will & Emery. Certain legal matters in connection with the offering will be passed upon for the underwriters by Cahill Gordon & Reindel, New York, New York.

                                    EXPERTS

   The audited consolidated financial statements of Constellation Brands, Inc. incorporated by reference in this prospectus and elsewhere in the registration statement to the extent and for the periods indicated in their reports have been audited by Arthur Andersen LLP, independent public accountants, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

   The audited financial statements of Ravenswood Winery, Inc. as of June 30, 2000 and 1999 and for the three years in the period ended June 30, 2000 incorporated by reference in this prospectus and elsewhere in the Pre-Effective Amendment No. 1 to Form S-3 File No. 333-63480 and included in the Form 8-K filed on August 24, 2001 have been audited by Odenberg, Ullakko, Muranishi & Co. LLP, independent public accountants, and are incorporated by reference herein upon the authority of said firm as experts in giving said report.

                             AVAILABLE INFORMATION

   We file reports and other information with the SEC pursuant to the information requirements of the Exchange Act. Our filings with the SEC may be inspected without charge at the office of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, registration statements and certain other filings made with the SEC through its Electronic Data Gathering, Analysis and Retrieval system are publicly available through the SEC's website located at http://www.sec.gov.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important business and financial information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement, and the information that we file with the SEC later will automatically update and supersede this information. We incorporate by reference the documents listed below and any filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement:

    .  Annual Report on Form 10-K for the fiscal year ended February 28, 2001;

    . Quarterly Reports on Form 10-Q for the fiscal quarters ended May 31, 2001, August 31, 2001 and November 30, 2001; and

    . Current Reports on Form 8-K filed on March 7, 2001, March 14, 2001, April 12, 2001 (reporting our results for the three month period and the twelve month period ended February 28, 2001, and announcing our two-for-one stock split), April 12, 2001 (reporting the proposed acquisition by us of Ravenswood Winery, Inc.), June 20, 2001, June 28, 2001, July 3, 2001, August 24, 2001, September 5, 2001, September 28,
       2001, October 2, 2001 and January 3, 2002.

   This prospectus supplement and the accompanying prospectus incorporate important business and financial information about us that is not included in or delivered with this prospectus supplement and the accompanying prospectus. You may request a copy of this information and any of the filings identified above, at no cost, by writing or telephoning us at: Constellation Brands, Inc.,
Attention: David S. Sorce, Secretary, 300 WillowBrook Office Park, Fairport, New York 14450; telephone number 585-218-2169.

PROSPECTUS



                          [CONSTELLATION BRANDS LOGO]

                                 $750,000,000

                          Constellation Brands, Inc.

           Debt Securities, Preferred Stock and Class A Common Stock

                                 -------------

   We may sell from time to time for proceeds of up to $750,000,000:

      .  our debt securities;

      . shares of our preferred stock, which may be represented by depositary shares;

      .  shares of our class A common stock; or

      .  any combination of the foregoing.

   The debt securities may be guaranteed by our subsidiaries identified in this prospectus.

   We will provide specific terms of the securities which we may offer in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest. Securities may be sold for U.S. dollars, foreign currency or currency units.

   Our class A common stock is listed on the New York Stock Exchange under the symbol "STZ."

   See "Risk Factors" beginning on page 1 for a discussion of certain factors that you should consider before purchasing any securities.

                                 -------------

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                 -------------

              The date of this prospectus is September 24, 2001.

                               TABLE OF CONTENTS

                                                              Page
                                                              ----
             About This Prospectus...........................  i
             Where You Can Find More Information.............  i
             Information Regarding Forward-Looking Statements  ii
             Constellation Brands, Inc.......................  1
             The Guarantors..................................  1
             Risk Factors....................................  1
             Use of Proceeds.................................  6
             Dividend Policy.................................  6
             Ratio of Earnings to Fixed Charges..............  6
             Description of Debt Securities..................  6
             Description of Preferred Stock..................  12
             Description of Depositary Shares................  13
             Description of Class A Common Stock.............  15
             Plan of Distribution............................  17
             Legal Opinions..................................  18
             Experts.........................................  18

                               -----------------

                             ABOUT THIS PROSPECTUS

   This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission using a "shelf" registration process. Under this process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $750,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer to sell securities, we will provide a supplement to this prospectus that will contain specific information about the terms of that offering. The prospectus supplement may also add, update, or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information", below.

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy reports, statements or other information at the SEC's public reference rooms in Washington, D.C., New York, New York or Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services, at the website maintained by the SEC at "http://www.sec.gov", and at our own website at "http://www.cbrands.com". You should be aware that other information contained on our website is not part of this document.

   As noted above, we have filed with the SEC a registration statement on Form S-3 to register the securities. This prospectus is part of that registration statement and, as permitted by the SEC's rules, does not contain all the information set forth in the registration statement. For further information you may refer to the registration statement and to the exhibits and schedules filed as part of the registration statement. You can review and copy the registration statement and its exhibits and schedules at the public reference facilities maintained by the SEC as described above. The registration statement, including its exhibits and schedules, is also available on SEC's website.

   The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and the information that we file with the SEC later will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

    .  Annual Report on Form 10-K for the fiscal year ended February 28, 2001;

    .  Quarterly Report on Form 10-Q for the fiscal quarter ended May 31, 2001;

    . Current Reports on Form 8-K filed on March 7, 2001, March 14, 2001, April 12, 2001 (reporting our results for the three month period and the twelve month period ended February 28, 2001, and announcing our two-for-one stock split), April 12, 2001 (reporting the proposed acquisition by us of Ravenswood Winery, Inc.), June 20, 2001, June 28, 2001, July 3, 2001, August 24, 2001, and September 5, 2001; and

    . The description of our class A common stock, par value $.01 per share, and class B common stock, par value $.01 per share, contained in Item 1 of our registration statement on Form 8-A filed on October 4, 1999.

   You may request a copy of these filings, at no cost, by writing or telephoning us at: Constellation Brands, Inc., Attention: David S. Sorce, Secretary, 300 WillowBrook Office Park, Fairport, New York 14450; telephone number 716-218-2169.

   You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different or additional information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

               INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus contains "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, that could cause actual results to differ materially from those set forth in, or implied by, our forward-looking statements. All statements other than statements of historical facts included in this prospectus regarding our business strategy, future operations, financial position, estimated revenues, projected costs, prospects, plans and objectives of management, as well as information concerning expected actions of third parties, are forward-looking statements. When used in this prospectus, the words "anticipate," "intend," "estimate," "expect," "project" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. All forward-looking statements speak only as of the date of this prospectus. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Important factors that could cause our actual results to differ materially from our expectations, or "cautionary statements," are disclosed under "Risk Factors" and elsewhere in this prospectus. The cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

                          CONSTELLATION BRANDS, INC.

   Constellation Brands, Inc. is a leader in the production and marketing of beverage alcohol brands in North America and the United Kingdom. As the second largest supplier of wine, the second largest marketer of imported beer and the fourth largest supplier of distilled spirits, we are the largest single-source supplier of these products in the United States. In the United Kingdom, we are a leading marketer of wine, the second largest producer and marketer of cider and a leading independent drinks wholesaler. With our broad portfolio, we believe we are distinctly positioned to satisfy an array of consumer preferences across all beverage alcohol categories. Leading brands in our portfolio include: Franciscan Oakville Estate, Simi, Estancia, Ravenswood, Corona Extra, Modelo Especial, St. Pauli Girl, Almaden, Arbor Mist, Talus, Vendange, Alice White, Black Velvet, Fleischmann's, Schenley, Ten High, Stowells of Chelsea, Blackthorn and K.

   Our products are distributed by more than 1,000 wholesale distributors in North America. In the United Kingdom, we distribute our branded products and those of other companies to more than 16,500 customers. We operate 30 production facilities throughout the world and purchase products for resale from other producers.

   Since our founding in 1945 as a producer and marketer of wine products, we have grown through a combination of internal growth and acquisitions. Our internal growth has been driven by leveraging our existing portfolio of leading brands, developing new products, new packaging and line extensions, and focusing on the faster growing sectors of the beverage alcohol industry. Since 1991, we have successfully integrated a number of major acquisitions that have broadened our portfolio and increased our market share, net sales and cash flow.

                                THE GUARANTORS

   The guarantors of the debt securities are the following companies, each of which is a direct or indirect subsidiary of Constellation Brands, Inc.:
Allberry, Inc., Barton Beers, Ltd., Barton Brands of California, Inc., Barton Brands of Georgia, Inc., Barton Brands, Ltd., Barton Canada, Ltd., Barton Distillers Import Corp., Barton Financial Corporation, Barton Incorporated, Batavia Wine Cellars, Inc., Canandaigua B.V., Canandaigua Europe Limited, Canandaigua Limited, Canandaigua Wine Company, Inc., Cloud Peak Corporation, Franciscan Vineyards, Inc., M.J. Lewis Corp., Monarch Import Company, Mt. Veeder Corporation, Polyphenolics, Inc., Ravenswood Winery, Inc., Roberts Trading Corp., and Stevens Point Beverage Co.

   If so provided in a prospectus supplement, each of the guarantors will fully and unconditionally guarantee on a joint and several basis our obligations under the debt securities, subject to certain limitations.

                                 RISK FACTORS

   Before you buy any shares of our class A common stock offered by this prospectus, you should be aware that there are various risks, including those described below. You should consider carefully these risk factors, together with all of the other information in this prospectus, any prospectus supplement and the documents that are incorporated by reference before you decide to acquire any shares of class A common stock.

Our indebtedness could have a material adverse effect on our financial health.

   We have incurred substantial indebtedness to finance our acquisitions and we may incur substantial additional indebtedness in the future to finance further acquisitions. As of May 31, 2001, we had approximately $1.4 billion of indebtedness outstanding, which does not include approximately $268.1 million of revolving loans we had available to draw under our senior credit facility. Our ability to satisfy our debt obligations outstanding from time to time will depend upon our future operating performance, which is subject to prevailing economic conditions, levels of interest rates and financial, business and other factors, many of which are beyond our control. Therefore, there can be no assurance that our cash flow from operations will be sufficient to meet all of our debt service requirements and to fund our capital expenditure requirements.

   Our current and future debt service obligations and covenants could have important consequences to you if you purchase our class A common stock. These consequences may include the following:

    . our ability to obtain financing for future working capital needs or acquisitions or other purposes may be limited;

    . a significant portion of our cash flow from operations will be dedicated to the payment of principal and interest on our indebtedness, thereby reducing funds available for operations;

    . our ability to conduct our business could be limited by restrictive covenants; and

    . we may be more vulnerable to adverse economic conditions than our less leveraged competitors and, thus, may be limited in our ability to withstand competitive pressures.

   The restrictive covenants in our senior credit facility and the indentures under which our debt securities are issued include, among others, those restricting additional liens, additional borrowing, the sale of assets, changes of control, the payment of dividends, transactions with affiliates, the making of investments and certain other fundamental changes. Our senior credit facility also contains restrictions on acquisitions and certain financial ratio tests including a debt coverage ratio, a senior debt coverage ratio, a fixed charges ratio and an interest coverage ratio. These restrictions could limit our ability to conduct business. A failure to comply with the obligations contained in the senior credit facility or the indentures could result in an event of default under such agreements, which could require us to immediately repay the related debt and also debt under other agreements that may contain cross-acceleration or cross-default provisions.

Our acquisition or joint venture strategies may not be successful.

   We have made a number of acquisitions and anticipate that we may, from time to time, acquire additional businesses, assets or securities of companies that we believe would provide a strategic fit with our business. In addition, we recently entered into a joint venture under the name Pacific Wine Partners LLC ("PWP") with BRL Hardy, the second largest wine company in Australia. PWP may itself acquire businesses and we may enter into additional joint ventures. Acquired businesses will need to be integrated with our existing operations. There can be no assurance that we will effectively assimilate the business or product offerings of acquired companies into our business or product offerings.

   Any acquisitions will also be accompanied by risks such as potential exposure to unknown liabilities of acquired companies, the possible loss of key employees and customers of the acquired business, and the incurrence of amortization expenses if any acquisition is accounted for as a purchase. Acquisitions are subject to risks associated with the difficulty and expense of integrating the operations and personnel of the acquired companies, the potential disruption to our business and the diversion of management time and attention.

   We share control of PWP equally with BRL Hardy, and we may not have majority interest or control of any future joint venture. There is the risk that our joint venture partners may at any time have economic, business or legal interests or goals that are inconsistent with those of the joint venture or us. There is also risk that our joint venture partners may be unable to meet their economic or other obligations and that we may be required to fulfill those obligations alone.

   Failure by us or an entity in which we have a joint venture interest to adequately manage the risks associated with any acquisitions or joint ventures could have a material adverse effect on our financial condition or results of operations.

The termination or non-renewal of imported beer distribution agreements could have a material adverse effect on our business.

   All of our imported beer products are marketed and sold pursuant to exclusive distribution agreements with the suppliers of these products which are subject to renewal from time to time. Our exclusive agreement to distribute Corona Extra and our other Mexican beer brands in 25 primarily western U.S. states expires in

December 2006 and, subject to compliance with certain performance criteria, continued retention of certain personnel and other terms of the agreement, will be automatically renewed for additional terms of five years. Changes in control of Constellation Brands, Inc. or its subsidiaries involved in importing the Mexican beer brands, or changes in the chief executive officer of such subsidiaries, may be a basis for the supplier, unless it consents to such changes, to terminate the agreement. The supplier's consent to such changes may not be unreasonably withheld. Prior to their expiration, these agreements may be terminated if we fail to meet certain performance criteria. We believe that we are currently in compliance with all of our material imported beer distribution agreements. From time to time we have failed, and may in the future fail, to satisfy certain performance criteria in our distribution agreements. It is possible that our beer distribution agreements may not be renewed or may be terminated prior to expiration.

Our business could be adversely affected by a general decline in the consumption of products we sell.

   In the United States, notwithstanding the fact that there have been modest increases in consumption of beverage alcohol products in the most recent few years, the overall per capita consumption of beverage alcohol products by adults (ages 21 and over) has declined substantially over the past 20 years. A decline in consumption could be caused by a variety of factors, including:

    . a general decline in economic conditions;

    . increased concern about the health consequences of consuming beverage alcohol products and about drinking and driving;

    . a trend toward a healthier diet including lighter, lower calorie beverages such as diet soft drinks, juices and water products;

    . the increased activity of anti-alcohol consumer groups; and

    . increased federal and state excise taxes.

We have a material amount of goodwill, and if we are required to write down goodwill to comply with new accounting standards, it would reduce our net income, which in turn could materially and adversely affect our results of operations.

   Approximately $594.7 million (net of accumulated amortization), or 21.7%, of our total assets as of May 31, 2001, represented unamortized goodwill. Goodwill is the amount by which the costs of an acquisition accounted for using the purchase method exceeds the fair market value of the net assets acquired. We are required to record goodwill as an intangible asset on our balance sheet and to amortize it over a period of years. We have historically amortized goodwill on a straight-line basis over a period of 40 years. Even though it reduces our net income for accounting purposes, a portion of our amortization of goodwill is deductible for tax purposes. Currently, we are required to evaluate periodically whether we can recover our remaining goodwill from the undiscounted future cash flows that we expect to receive from the operations of acquired businesses. If these undiscounted cash flows are less than the carrying value of the associated goodwill, the goodwill is deemed to be impaired and we must reduce the carrying value of the goodwill to equal the discounted future cash flows and take the amount of the reduction as a charge against our net income.

   On July 20, 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard ("SFAS") No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 became effective on July 1, 2001, for acquisitions occurring on or after that date and will be adopted by us on March 1, 2002, for acquisitions that occurred prior to July 1, 2001. SFAS No. 142 results in goodwill no longer being amortized. Instead, goodwill is subject to a periodic impairment evaluation based on the fair value of the reporting unit. Reductions in our net income caused by the write-down of goodwill could materially and adversely affect our results of operations.

An increase in excise taxes and government restrictions could have a material adverse effect on our business.

   In the United States, the federal government and individual states impose excise taxes on beverage alcohol products in varying amounts which have been subject to change. Increases in excise taxes on beverage alcohol products, if enacted, could materially and adversely affect our financial condition or results of operations. In addition, the beverage alcohol products industry is subject to extensive regulation by state and federal agencies. The U.S. Bureau of Alcohol, Tobacco and Firearms and the various state liquor authorities regulate such matters as licensing requirements, trade and pricing practices, permitted and required labeling, advertising and relations with wholesalers and retailers. In recent years, federal and state regulators have required warning labels and signage. In the United Kingdom, our subsidiary Matthew Clark plc carries on its operations under a Customs and Excise License. Licenses are required for all premises where wine is produced. Matthew Clark holds a license to act as an excise warehouse operator and registrations have been secured for the production of cider and bottled water. New or revised regulations or increased licensing fees and requirements could have a material adverse effect on our financial condition or results of operations.

We rely on the performance of wholesale distributors for the success of our business.

   In the United States, we sell our products principally to wholesalers for resale to retail outlets including grocery stores, package liquor stores, club and discount stores and restaurants. The replacement or poor performance of our major wholesalers or our inability to collect accounts receivable from our major wholesalers could materially and adversely affect our results of operations and financial condition. Distribution channels for beverage alcohol products have been characterized in recent years by rapid change, including consolidations of certain wholesalers. In addition, wholesalers and retailers of our products offer products that compete directly with our products for retail shelf space and consumer purchases. Accordingly, there is a risk that these wholesalers or retailers may give higher priority to products of our competitors. In the future, our wholesalers and retailers may not continue to purchase our products or provide our products with adequate levels of promotional support.

We generally do not have long-term supply contracts and we are subject to substantial price fluctuations for grapes and grape-related materials, and we have a limited group of suppliers of glass bottles.

   Our business is heavily dependent upon raw materials, such as grapes, grape juice concentrate, grains, alcohol and packaging materials from third-party suppliers. We could experience raw material supply, production or shipment difficulties which could adversely affect our ability to supply goods to our customers. We are also directly affected by increases in the costs of such raw materials. In the past we have experienced dramatic increases in the cost of grapes. Although we believe we have adequate sources of grape supplies, in the event demand for certain wine products exceeds expectations, we could experience shortages. One of our largest components of cost of goods sold is that of glass bottles, which have only a small number of producers. The inability of any of our glass bottle suppliers to satisfy our requirements could adversely affect our business.

Competition could have a material adverse effect on our business.

   We are in a highly competitive industry and the dollar amount and unit volume of our sales could be negatively affected by our inability to maintain or increase prices, changes in geographic or product mix, a general decline in beverage alcohol consumption or the decision of our wholesale customers, retailers or consumers to purchase competitors' products instead of our products. Wholesaler, retailer and consumer purchasing decisions are influenced by, among other things, the perceived absolute or relative overall value of our products, including their quality and pricing, compared to competitive products. Unit volume and dollar sales could also be affected by pricing, purchasing, financing, operational, advertising or promotional decisions made by wholesalers and retailers which could affect their supply of, or consumer demand for, our products. We could also experience higher than expected selling, general and administrative expenses if we find it necessary to increase the number of our personnel or our advertising or promotional expenditures to maintain our competitive position or for other reasons.

We are controlled by the Sands family.

   Our outstanding capital stock consists of class A common stock and class B common stock. Holders of class A common stock are entitled to one vote per share and are entitled, as a class, to elect one fourth of the members of our board of directors. Holders of class B common stock are entitled to 10 votes per share and are entitled, as a class, to elect the remaining directors. As of July 31, 2001, the Sands family beneficially owned approximately 11% of the outstanding shares of class A common stock (exclusive of shares of class A common stock issuable pursuant to the conversion feature of the class B common stock owned by the Sands family) and approximately 93% of the outstanding shares of class B common stock. On the same basis, on all matters other than the election of directors, the Sands family has the ability to vote approximately 62% of the votes entitled to be cast by holders of our outstanding capital stock, voting as a single class. Consequently, we are essentially controlled by the Sands family and they would generally have sufficient voting power to determine the outcome of any corporate transaction or other matter submitted to our stockholders for approval.

                                USE OF PROCEEDS

   Except as we may otherwise set forth in a prospectus supplement, we will use the net proceeds from the sale of the securities offered by this prospectus for working capital and general corporate purposes. Pending the application of the proceeds, we will invest the proceeds in certificates of deposit, U.S. government securities or other interest bearing securities.

                                DIVIDEND POLICY

   Our policy is to retain all of our earnings to finance the development and expansion of our business. In addition, the indentures for our outstanding senior notes and our outstanding senior subordinated notes, and our existing senior credit facility, restrict the payment of dividends. Any supplemental indentures for the debt securities offered by this prospectus may also restrict or prohibit the payment of dividends.

                      RATIO OF EARNINGS TO FIXED CHARGES

   The following table sets forth our historical ratio of earnings to fixed charges. For the purpose of calculating the ratio of earnings to fixed charges, "earnings" represent income before provision for income taxes plus fixed charges. "Fixed charges" consist of interest expensed and capitalized, amortization of debt issuance costs, amortization of discount on debt, and the portion of rental expense that management believes is representative of the interest component of lease expense. Because we did not have any preferred stock outstanding during the periods indicated below, our ratio of earnings to combined fixed charges and preference dividends for each period is the same as the ratio of earnings to fixed charges.

                                     For the      For the      For the
                                   Three Months Fiscal Year  Fiscal Year
                                      Ended        Ended        Ended     For the Fiscal Years
                                     May 31,    February 28, February 29,  Ended February 28,
                                   ------------ ------------ ------------ --------------------
                                    2001  2000      2001         2000      1999   1998   1997
                                   ----   ----  ------------ ------------ ----   ----   ----
Ratio of earnings to fixed charges 2.2x   2.0x      2.4x         2.1x     3.2x   3.2x   3.1x

                        DESCRIPTION OF DEBT SECURITIES


   We may offer debt securities under this prospectus, any of which may be issued as convertible or exchangeable debt securities. The following description of the terms of the debt securities sets forth certain general terms and provisions of the debt securities to which any prospectus supplement may relate. We will set forth the particular terms of the debt securities we offer in a prospectus supplement. The extent, if any, to which the following general provisions apply to particular debt securities will be described in the applicable prospectus supplement. The following description of general terms relating to the debt securities and the indenture under which the debt securities will be issued are summaries only and therefore are not complete. You should read the indenture and the prospectus supplement regarding any particular issuance of debt securities.

   The debt securities will represent our unsecured general obligations, unless otherwise provided in the prospectus supplement. If so provided in a prospectus supplement, the debt securities will have the benefit of the guarantees from the guarantors. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the debt securities or to make any funds available therefor, whether by dividends, loans or other payments, other than as expressly provided in the guarantees.

   Our ability to service our indebtedness, including the debt securities, is dependent primarily upon the receipt of funds from our subsidiaries. The payment of dividends or the making of loans and advances to us by our subsidiaries are subject to contractual, statutory or regulatory restrictions, are contingent upon the earnings of those subsidiaries and are subject to various business considerations. Further, any right we may have to receive assets of any of our subsidiaries upon liquidation or recapitalization of any such subsidiaries (and the consequent right of the holders of debt securities to participate in those assets) will be subject to the claims of our subsidiaries' creditors. Even in the event that we are recognized as a creditor of a subsidiary, our claims would still be subject to any security interest in the assets of such subsidiary and any indebtedness of such subsidiary senior to our claim.

   The debt securities will be issued under an indenture that we have entered into with the guarantors and the trustee. The indenture is subject to, and is governed by, the Trust Indenture Act of 1939.

   Except to the extent set forth in a prospectus supplement, the indenture does not contain any covenants or restrictions that afford holders of the debt securities special protection in the event of a change of control or highly leveraged transaction.

   The following is a summary of certain provisions of the debt securities that may be issued under the indenture dated February 25, 1999, and is not complete. Debt securities may also be issued under the indenture dated February 21, 2001, as amended, on the same terms as certain debt securities currently outstanding. A description of such debt securities shall be contained in a prospectus supplement. You should carefully read the provisions of particular debt securities we may issue and the indenture under which the debt securities are issued, including the definitions in those documents of certain terms and of those terms made a part of those documents by the Trust Indenture Act.

General

   The indenture does not limit the aggregate principal amount of debt securities which may be issued under it and provides that debt securities may be issued in one or more series, in such form or forms, with such terms and up to the aggregate principal amount that we may authorize from time to time. Our board of directors will establish the terms of each series of debt securities and such terms will be set forth or determined in the manner provided in an officers' certificate or by a supplemental indenture. The particular terms of the debt securities offered pursuant to any prospectus supplement will be described in the prospectus supplement. All debt securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of any holder, for issuances of additional debt securities of that series.

   Unless otherwise provided in the prospectus supplement, debt securities may be presented for registration of transfer and exchange and for payment or, if applicable, for conversion or exchange at the office of the trustee. At our option, the payment of interest may also be made by check mailed to the address of the person entitled to such payment as it appears in the debt security register.

   The applicable prospectus supplement will describe the following terms of any debt securities in respect of which this prospectus is being delivered (to the extent applicable to the debt securities):

    (1)the title of the debt securities of the series, and whether the debt securities are senior debt securities or subordinated debt securities;

    (2)the total principal amount of the debt securities of the series and any limit on the total principal amount;

    (3)the price (expressed as a percentage of the principal amount of the debt securities) at which we will issue the debt securities of the series;

    (4)the terms, if any, by which holders may convert or exchange the debt securities of the series into or for common stock or other of our securities or property;

    (5)if the debt securities of the series are convertible or exchangeable, any limitations on the ownership or transferability of the securities or property into which holders may convert or exchange the debt securities;

    (6)the date or dates, or the method for determining the date or dates, on which we will be obligated to pay the principal of the debt securities of the series and the amount of principal we will be obligated to pay;

    (7)the rate or rates, which may be fixed or variable, at which the debt securities of the series will bear interest, if any, or the method by which the rate or rates will be determined;

    (8)the date or dates, or the method for determining the date or dates, from which any interest will accrue on the debt securities of the series, the dates on which we will be obligated to pay any such interest, the regular record dates if any, for the interest payments, or the method by which the dates shall be determined, the persons to whom we will be obligated to pay interest, and the basis upon which interest shall be calculated if other than that of a 360-day year consisting of twelve 30-day months;

    (9)the place or places where the principal of, and any premium, interest or other amounts payable (if any) on, the debt securities of the series will be payable, where the holders of the debt securities may surrender debt securities for conversion, transfer or exchange, and where notices or demands to or upon us in respect of the debt securities and the indenture may be served;

   (10)any provisions relating to the issuance of the debt securities at an original issue discount;

   (11)the period or periods during which, the price or prices (including any premium or make-whole amount) at which, the currency or currencies in which, and the other terms and conditions upon which, we may redeem the debt securities of the series, at our option, if we have such an option;

   (12)any obligation of ours to redeem, repay or purchase debt securities pursuant to any sinking fund or analogous provision or at the option of a holder of debt securities, and the terms and conditions upon which we will redeem, repay or purchase all or a portion of the debt securities of the series pursuant to that obligation;

   (13)if other than denominations of $1,000 and any integral multiple thereof, the denominations in which the debt securities shall be issuable;

   (14)if the principal amount payable on any maturity date will not be determinable on any one or more dates prior to the maturity date, the amount which will be deemed to be the principal amount as of any date for any purpose, including the principal amount which will be due and payable upon any maturity other than the maturity date, or the manner of determining that amount;

   (15)any events of default in lieu of or in addition to those described in this prospectus and remedies relating to such events of default;

   (16)if other than the trustee, the identity of each security registrar or paying agent for debt securities of the series;

   (17)the currency or currencies in which we will sell the debt securities and in which the debt securities of the series will be denominated and payable;

   (18)whether the amount of payment of principal of, and any premium, make-whole amount, or interest on, the debt securities of the series may be determined with reference to an index, formula or other method and the manner in which the amounts will be determined;

   (19)whether the principal of, and any premium, make-whole amount, interest or additional payments on, the debt securities of the series are to be payable, at our election or at the election of the holder of the debt securities, in a currency or currencies other than that in which the debt securities are denominated or stated to be payable, the period or periods during which, and the terms and conditions upon which, this election may be made, and the time and manner of, and identity of the exchange rate agent with responsibility for, determining the exchange rate between the currency or currencies in which the debt securities are denominated or stated to be payable and the currency or currencies in which the debt securities will be payable;

   (20)any applicable U.S. federal income tax consequences, including whether and under what circumstances we will pay any additional amounts as contemplated in the applicable indenture on the debt securities to any holder who is not a United States person in respect of any tax, assessment or governmental charge withheld or deducted and, if we will pay additional amounts, whether we will have the option, and on what terms to redeem the debt securities instead of paying the additional amounts;

   (21)if receipt of certain certificates or other documents or satisfaction of other conditions will be necessary for any purpose, including, without limitation, as a condition to the issuance of the debt securities in definitive form (whether upon original issue or upon exchange of a temporary debt security), the form and terms of such certificates, documents or conditions;

   (22)any other covenant or warranty included for the benefit of the debt securities of the series;

   (23)whether the debt securities will be issued in whole or in part in the form of one or more global securities and, in such case, the depositary for such a global security and the circumstances under which any global security may be exchanged for debt securities registered in the name of, and under which any transfer of such global security may be registered in the name of, any person other than the depositary;

   (24)whether the debt securities are defeasible;

   (25)whether and the extent that the debt securities shall be guaranteed by the guarantors and the form of any such guarantee;

   (26)any proposed listing of the debt securities of the series on any securities exchange; and

   (27)any other specific terms of the debt securities.

   Unless otherwise indicated in the prospectus supplement relating to the debt securities, principal of and any premium or interest on the debt securities will be payable, and the debt securities will be exchangeable and transfers thereof will be registrable, at the office of the trustee at its principal executive offices. However, at our option, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the debt security register. Any payment of principal and any premium or interest required to be made on an interest payment date, redemption date or at maturity which is not a business day need not be made on such date, but may be made on the next succeeding business day with the same force and effect as if made on the applicable date, and no interest shall accrue for the period from and after such date.

   Unless otherwise indicated in the prospectus supplement relating to debt securities, the debt securities will be issued only in fully registered form, without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

   Debt securities may be issued under the indenture as Original Issue Discount Securities (as defined below) to be offered and sold at a substantial discount from their stated principal amount. In addition, under U.S. Treasury Regulations it is possible that the debt securities that are offered and sold at their stated principal amount would, under certain circumstances, be treated as issued at an original issue discount for federal income tax purposes. Federal income tax consequences and other special considerations applicable to any such Original Issue Discount Securities (or other debt securities treated as issued at an original issue discount) will be described in the prospectus supplement relating to such securities. "Original Issue Discount Security" means any debt security that does not provide for the payment of interest prior to maturity or which is issued at a price lower than its principal amount and which provides that upon redemption or acceleration of its stated maturity an amount less than its principal amount shall become due and payable.

Global Securities

   The debt securities of a series may be issued in the form of one or more global securities that will be deposited with a depositary or its nominees identified in the prospectus supplement relating to the debt securities. In such a case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding debt securities of the series to be represented by such global security or securities.

   Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a global security may not be registered for transfer or exchange except as a whole by the depositary for such global security to a nominee of the depositary and except in the circumstances described in the prospectus supplement relating to the debt securities. The specific terms of the depositary arrangement with respect to a series of debt securities will be described in the prospectus supplement relating to such series.

Guarantees

   In order to enable us to obtain more favorable interest rates and terms of payment of principal of, premiums (if any), and interest on the debt securities, the debt securities may (if so specified in the prospectus supplement) be guaranteed, jointly and severally by all of the guarantors pursuant to guarantees. Guarantees will not be applicable to or guarantee our obligations with respect to the conversion of the debt securities into shares of our other securities. Each guarantee will be an unsecured obligation of each guarantor issuing such guarantee. The ranking of a guarantee and the terms of the subordination, if any, will be set forth in the prospectus supplement.

   The indenture provides that, in the event any guarantee would constitute or result in a violation of any applicable fraudulent conveyance or similar law of any relevant jurisdiction, the liability of the guarantor under such guarantee will be reduced to the maximum amount (after giving effect to all other contingent and other liabilities of such guarantor) permissible under the applicable fraudulent conveyance or similar law.

Modification of the Indenture

   We and the trustee may modify the indenture with respect to the debt securities of any series, with or without the consent of the holders of debt securities, under certain circumstances to be described in a prospectus supplement.

Defeasance; Satisfaction and Discharge

   The prospectus supplement will outline the conditions under which we may elect to have certain of our obligations under the indenture discharged and under which the indenture obligations will be deemed to be satisfied.

Defaults and Notice

   The debt securities will contain events of default to be specified in the applicable prospectus supplement, including, without limitation:

    . failure to pay the principal of, or premium, if any, on any debt security of such series when due and payable (whether at maturity, by call for redemption, through any mandatory sinking fund, by redemption at the option of the holder, by declaration or acceleration or otherwise);

    . failure to make a payment of any interest on any debt security of such series when due;

    . our, or any guarantor's, failure to perform or observe any other covenants or agreements in the indenture or in the debt securities of such series;

    . certain events of bankruptcy, insolvency or reorganization of us or any guarantor;

    . any guarantee in respect of such series of debt securities shall for any reason cease to be, or be asserted in writing by any guarantor thereof or us not to be, in full force and effect, and enforceable in accordance with its terms; and

    .  certain cross defaults.

   If an event of default with respect to debt securities of any series shall occur and be continuing, the trustee or the holders of not less than 25% in aggregate principal amount of the then outstanding debt securities of such series may declare the principal amount (or, if the debt securities of such series are issued at an original issue discount, such portion of the principal amount as may be specified in the terms of the debt securities of such series) of all debt securities of such series or such other amount or amounts as the debt securities or supplemental indenture with respect to such series may provide, to be due and payable immediately.

   The indenture provides that the trustee will, within 90 days after the occurrence of a default, give to holders of debt securities of any series notice of all uncured defaults with respect to such series known to it.
However, in the case of a default that results from the failure to make any payment of the principal of, premium, if any, or interest on the debt securities of any series, or in the payment of any mandatory sinking fund installment with respect to debt securities of such series, the trustee may withhold such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of debt securities of such series.

   The indenture contains a provision entitling the trustee to be indemnified by holders of debt securities before proceeding to exercise any trust or power under the indenture at the request of such holders. The indenture provides that the holders of a majority in aggregate principal amount of the then outstanding debt securities of any series may direct the time, method and place of conducting any proceedings for any remedy available to the trustee, or of exercising any trust or power conferred upon the trustee with respect to the debt securities of such series. However, the trustee may decline to follow any such direction if, among other reasons, the trustee determines in good faith that the actions or proceedings as directed may not lawfully be taken, would involve the trustee in personal liability or would be unduly prejudicial to the holders of the debt securities of such series not joining in such direction.

   The right of a holder to institute a proceeding with respect to the indenture is subject to certain conditions including, that the holders of a majority in aggregate principal amount of the debt securities of such series then outstanding make a written request upon the trustee to exercise its power under the indenture, indemnify the trustee and afford the trustee reasonable opportunity to act. Even so, the holder has an absolute right to receipt of the principal of, premium, if any, and interest when due, to require conversion or exchange of debt securities if the indenture provides for convertibility or exchangeability at the option of the holder and to institute suit for the enforcement of such rights.

Concerning the Trustee

   The prospectus supplement with respect to particular debt securities will describe any relationship that we may have with the trustee for such debt securities.

Reports to Holders of Debt Securities

   We intend to furnish to holders of debt securities all quarterly and annual reports that we furnish to holders of our common stock.

                        DESCRIPTION OF PREFERRED STOCK

   Our board of directors is authorized to issue in one or more series, without stockholder approval, up to 1,000,000 shares of preferred stock. The shares can be issued with such designations, preferences, qualifications, privileges, limitations, restrictions, options, voting powers (full or limited), conversion or exchange rights and other special or relative rights as the board of directors shall from time to time fix by resolution. Thus, without stockholder approval, our board of directors could authorize the issuance of preferred stock with voting, conversion and other rights that could dilute the voting power and other rights of holders of our common stock. The prospectus supplement relating to a series of preferred stock will set forth the dividend, voting, conversion, exchange, repurchase and redemption rights, if applicable, the liquidation preference, and other specific terms of such series of the preferred stock. We currently have no shares of preferred stock outstanding.

   The applicable prospectus supplement will describe the specific terms of any preferred stock being offered. The following terms may be included:

    .  the specific designation, number of shares, seniority and purchase price;

    .  any liquidation preference per share;

    .  any date of maturity;

    .  any redemption, repayment or sinking fund provisions;

    . any dividend rate or rates and the dates on which any such dividends will be payable (or the method by which such rates or dates will be determined);

    .  any voting rights;

    . if other than the currency of the United States, the currency or currencies (including composite currencies) in which such preferred stock is denominated and in which payments will or may be payable;

    . the method by which amounts in respect of such preferred stock may be calculated and any commodities, currencies or indices, or value, rate or price, relevant to such calculation;

    . whether the preferred stock is convertible or exchangeable and, if so, the securities or rights into which it is convertible or exchangeable, and the terms and conditions upon which such conversions or exchanges will be effected;

    . the place or places where dividends and other payments on the preferred stock will be payable; and

    . any additional voting, dividend, liquidation, redemption and other rights, preferences, privileges, limitations and restrictions.

   As described under "Description of Depositary Shares" below we may, at our option, elect to offer depositary shares evidenced by depositary receipts, each representing an interest (to be specified in the prospectus supplement relating to the particular series of the preferred stock) in a share of the particular series of the preferred stock issued and deposited with a depositary.

   All shares of preferred stock offered by this prospectus, or issuable upon conversion, exchange or exercise of securities, will, when issued, be fully paid and non-assessable.

                       DESCRIPTION OF DEPOSITARY SHARES

   The description set forth below and in any prospectus supplement of certain provisions of the deposit agreement and of the depositary shares and depositary receipts is not complete. You should carefully review the prospectus supplement and the form of deposit agreement and form of depositary receipts relating to each series of the preferred stock.

General

   We may, at our option, elect to have shares of preferred stock be represented by depositary shares. The shares of any series of the preferred stock underlying the depositary shares will be deposited under a separate deposit agreement that we will enter with a bank or trust company having its principal office in the United States and a combined capital and surplus of at least $50,000,000. This bank or trust company will be considered the depositary. The prospectus supplement relating to a series of depositary shares will set forth the name and address of the depositary. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable interest in the number of shares of preferred stock underlying such depositary share, to all the rights and preferences of the preferred stock underlying such depositary share (including dividend, voting, redemption, conversion, exchange and liquidation rights).

   The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement, each of which will represent the applicable interest in a number of shares of a particular series of the preferred stock described in the applicable prospectus supplement.

   Unless otherwise specified in the prospectus supplement, a holder of depositary shares is not entitled to receive the shares of preferred stock underlying the depositary shares.

   If required by law or applicable securities exchange rules, engraved depositary receipts will be prepared. Pending their preparation, the depositary may, upon our written order, issue temporary depositary receipts substantially identical to the definitive depositary receipts. Definitive depositary receipts will thereafter be prepared without unreasonable delay.

Dividends and Other Distributions

   The depositary will distribute all cash dividends or other cash distributions received in respect of the preferred stock to the record holders of depositary shares representing such preferred stock in proportion to the numbers of depositary shares owned by the holders on the relevant record date.

   In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares entitled to such property, as nearly as practicable, in proportion to the number of depositary shares owned by the holder. However, if the depositary determines that it is not feasible to make such distribution, it may, with our approval, sell such property and distribute the net proceeds from such sale to the holders.

   The deposit agreement also contains provisions relating to the manner in which any subscription or similar rights we offer to holders of preferred stock shall be made available to holders of depositary shares.

Conversion and Exchange

   If any preferred stock underlying the depositary shares is subject to provisions relating to its conversion or exchange as set forth in the prospectus supplement relating thereto, each record holder of depositary shares will have the right or obligation to convert or exchange such depositary shares pursuant to its terms.

Redemption of Depositary Shares

   If a series of preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of the series of preferred stock held by the depositary. The redemption price per depositary share will be equal to the aggregate redemption price payable with respect to the number of shares of preferred stock underlying the depositary shares. Whenever we redeem preferred stock from the depositary, the depositary will redeem as of the same redemption date a proportionate number of depositary shares representing the shares of preferred stock that were redeemed. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as we may determine.

   After the date fixed for redemption, the depositary shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary shares will cease, except the right to receive the redemption price payable upon such redemption. Any funds we deposit with the depositary for any depositary shares which the holders fail to redeem will be returned to us after a period of two years from the date we deposit such funds.

Voting

   Upon receipt of notice of any meeting or action in lieu of any meeting at which the holders of any shares of preferred stock underlying the depositary shares are entitled to vote, the depositary will mail the information contained in such notice to the record holders of the depositary shares relating to such preferred stock. Each record holder of such depositary shares on the record date (which will be the same date for the preferred stock) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the number of shares of preferred stock underlying such holder's depositary shares. The depositary will endeavor, as practicable, to vote the number of shares of preferred stock underlying such depositary shares in accordance with such instructions, and we will agree to take all action which may be deemed necessary by the depositary in order to enable the depositary to do so.

Amendment of the Deposit Agreement

   The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the existing holders of depositary shares will not be effective unless such amendment has been approved by at least a majority of the depositary shares then outstanding.

Charges of Depositary

   We will pay all transfer and other taxes and governmental charges that arise solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the preferred stock and any exchange or redemption of the preferred stock. Holders of depositary shares will pay all other transfer and other taxes and governmental charges, and, in addition, such other charges as are expressly provided in the deposit agreement to be for their accounts.

Miscellaneous

   We, or at our option, the depositary, will forward to the holders of depositary shares all of our reports and communications which we are required to furnish to the holders of preferred stock.

   Neither we nor the depositary will be liable if we or the depositary is prevented or delayed by law or any circumstances beyond our or its control in performing our or its obligations under the deposit agreement. Our obligations and the depositary's obligations under the deposit agreement will be limited to performance in good faith and neither we nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary share or preferred stock unless satisfactory indemnity has been furnished. Both we and the depositary may rely upon written advice of counsel or accountants, or information provided by persons presenting preferred stock for deposit, holders of depositary shares or other persons believed to be competent and on documents believed to be genuine.

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Resignation and Removal of Depositary; Termination of the Deposit Agreement

   The depositary may resign at any time by delivering notice to us of its election to do so, and we may at any time remove the depositary. Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment. We will appoint a successor depositary within 60 days after delivery of the notice of resignation or removal. We may terminate the deposit agreement or it may be terminated by the depositary if a period of 90 days expires after the depositary has delivered written notice to us of its election to resign and we have not appointed a successor depositary. Upon termination of the deposit agreement, the depositary will discontinue the transfer of depositary receipts, will suspend the distribution of dividends to the holders of depositary receipts, and will not give any further notices (other than notice of such termination) or perform any further acts under the deposit agreement except that the depositary will continue to deliver preferred stock certificates, together with dividends and distributions and the net proceeds of any sales of rights, preferences, privileges or other property in exchange for depositary receipts surrendered. Upon our request, the depositary will deliver to us all books, records, certificates evidencing preferred stock, depositary receipts and other documents relating to the subject matter of the deposit agreement.

                      DESCRIPTION OF CLASS A COMMON STOCK

   If we offer shares of class A common stock, the prospectus supplement will set forth the number of shares offered, the public offering price, information regarding our dividend history and class A common stock prices as reflected on the New York Stock Exchange, including a recent reported last sale price of the class A common stock.

   Our authorized common stock consists of 140,000,000 shares, of which 120,000,000 shares are class A common stock, par value $.01 per share, and 20,000,000 shares are class B common stock, par value $.01 per share. At July 31, 2001, we had 36,470,672 shares of class A common stock outstanding and held of record by 933 stockholders, and 6,075,245 shares of class B common stock outstanding and held of record by 272 stockholders. In addition, at July 31, 2001, options to purchase an aggregate of 6,707,155 shares of class A common stock were outstanding.

   All shares of class A common stock and class B common stock currently outstanding are, and the shares of class A common stock offered hereby will be, validly issued and fully paid and non-assessable, not subject to redemption (except as described below) and without preemptive or other rights to subscribe for or purchase any proportionate part of any new or additional issues of stock of any class or of securities convertible into stock of any class.

   The following descriptions of our class A common stock and certain provisions of our Restated Certificate of Incorporation and Amended and Restated By-Laws are summaries and are not complete. You should carefully review the provisions of our certificate of incorporation and by-laws and appropriate provisions of the Delaware General Corporation Law.

General

   The rights of holders of class A common stock and class B common stock are identical except for voting, dividends and conversion rights.

Voting

   Holders of class A common stock are entitled to one vote per share and holders of class B common stock are entitled to 10 votes per share. Holders of class A common stock, voting as a class, are entitled to elect at least one fourth of the members of our board of directors to be elected at a meeting of stockholders, and holders of class B common stock, voting as a class, are entitled to elect the remaining directors. If the number of outstanding shares of class B common stock is less than 12% of the aggregate number of outstanding shares of class A common

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stock and class B common stock, the holders of class A common stock will become entitled to elect at least one fourth of the directors voting as a class and to elect the remaining directors voting together as a single class with holders of class B common stock, provided that the holders of class A common stock shall have one vote per share and the holders of class B common stock shall have 10 votes per share.

   On all other matters submitted to a vote of the stockholders, the holders of class A common stock and class B common stock vote together as a single class, except where a separate class vote is required under Delaware law.

Dividends

   If we pay a cash dividend on class B common stock, each share of class A common stock will receive an amount at least 10% greater than the amount of the cash dividend per share paid on class B common stock. In addition, our board of directors may declare and pay a dividend on class A common stock without paying any dividend on class B common stock. The indentures for our outstanding senior notes and our outstanding senior subordinated notes, and our existing senior credit facility, restrict the payment of dividends. In addition, any supplemental indentures for the debt securities may restrict or prohibit the payment of dividends.

Conversion

   Each share of class B common stock is convertible into one fully paid and non-assessable share of class A common stock at the option of the holder at any time. The shares of class A common stock are not convertible into or exchangeable for shares of class B common stock or any of our other securities.

Other Provisions

   Holders of class A common stock and class B common stock are entitled to share pro rata in the distribution of our assets available for such purpose in the event of our liquidation, dissolution or winding up, after payment of, or provision for, creditors and distribution of, or provision for, preferential amounts and unpaid accumulated dividends to holders of preferred stock, if any. Holders of class A common stock and class B common stock have no preemptive rights to subscribe for any additional securities of any class which we may issue, and there are no redemption provisions or sinking fund provisions applicable to any such classes, nor is the class A common stock and class B common stock subject to calls or assessments.

Certain Statutory Provisions

   We are subject to Section 203 of the Delaware General Corporation Law.
Section 203 prohibits a publicly held Delaware corporation from engaging in any "business combination" with any "interested stockholder" for a period of three years following the time that such person became an interested stockholder, unless

    . prior to the time of the business combination, the transaction is approved by the board of directors of the corporation;

    . upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock; or

    . at or subsequent to such time the business combination is approved by the board of directors and authorized at a meeting of the corporation's stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

For purposes of Section 203, a "business combination" includes a merger, assets sale or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock.

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                             PLAN OF DISTRIBUTION

   We may sell securities on a negotiated or competitive bid basis to or through one or more underwriters or dealers. We may also sell securities directly to institutional investors or other purchasers or through agents. Any underwriter, dealer or agent involved in the offer and sale of securities, and any applicable commissions, discounts and other items constituting compensation to such underwriters, dealers or agents, will be set forth in the prospectus supplement.

   We may effect distribution of securities from time to time in one or more transactions at a fixed price or prices (which may be changed) or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

   Unless otherwise indicated in a prospectus supplement, the obligations of any underwriters to purchase securities will be subject to certain conditions and the underwriters will be obligated to purchase all of the applicable securities if any are purchased. If a dealer is used in a sale, we may sell the securities to the dealer as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

   We or our agents may solicit offers to purchase securities from time to time. Unless otherwise indicated in a prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

   In connection with the sale of securities, underwriters or agents may receive compensation (in the form of discounts, concessions or commissions) from us or from purchasers of securities for whom they may act as agents. Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of securities may be deemed to be underwriters as that term is defined in the Securities Act, and any discounts or commissions received by them from us and any profits on the resale of the securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from us will be described, in the related prospectus supplement.

   Underwriters, dealers and agents may be entitled, under agreements with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

   If so indicated in the prospectus supplement, we will authorize agents and underwriters to solicit offers by certain specified institutions to purchase securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Institutions with whom such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions but shall in all cases be subject to our approval. Such contracts will be subject only to those conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of such contracts. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the securities shall not be prohibited at the time of delivery under the laws of the jurisdiction to which the purchaser is subject. The underwriters and other agents will not have any responsibility in respect of the validity or performance of such contracts.

   The underwriters or agents and their associates may engage in transactions with and perform services for us or our affiliates in the ordinary course of their respective businesses.

   The securities may or may not be listed on a national securities exchange or traded in the over-the-counter market. No assurance can be given as to the liquidity of the trading market for any such securities.

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   If underwriters or dealers are used in the sale, until the distribution of the securities is completed, SEC rules may limit the ability of any such underwriters and selling group members to bid for and purchase the securities. As an exception to these rules, representatives of any underwriters are permitted to engage in certain transactions that stabilize the price of the securities. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the securities. If the underwriters create a short position in the securities in connection with the offerings (i.e., if they sell more securities than are set forth on the cover page of the prospectus supplement) the representatives of the underwriters may reduce that short position by purchasing securities in the open market. The representatives of the underwriters may also elect to reduce any short position by exercising all or part of any over-allotment option described in the prospectus supplement. The representatives of the underwriters may also impose a penalty bid on certain underwriters and selling group members. This means that if the representatives purchase securities in the open market to reduce the underwriters' short position or to stabilize the price of the securities, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares as part of the offering. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of the securities to the extent that it discourages resales of the securities. We make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the securities. In addition, the representatives of any underwriters may determine not to engage in such transactions or that such transactions, once commenced, may be discontinued without notice.

                                LEGAL OPINIONS

   The validity of the securities offered by this prospectus will be passed upon by McDermott, Will & Emery.

                                    EXPERTS

   The audited consolidated financial statements of Constellation Brands, Inc. included and incorporated by reference in this prospectus and elsewhere in the registration statement to the extent and for the periods indicated in their reports have been audited by Arthur Andersen LLP, independent public accountants, and are included and incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

   The audited financial statements of Ravenswood Winery, Inc. as of June 30, 2000 and 1999 and for the three years in the period ended June 30, 2000 incorporated by reference in this prospectus and elsewhere in the Pre-Effective Amendment No. 1 to Form S-3 File No. 333-63480 and included in the Form 8-K filed on August 24, 2001 have been audited by Odenberg, Ullakko, Muranishi & Co. LLP, independent public accountants, and are incorporated by reference herein upon the authority of said firm as experts in giving said report.

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